Exhibit 10.1

Execution Copy

MATSON, INC.

$75,000,000 ORIGINAL PRINCIPAL AMOUNT OF SENIOR NOTES DUE 2045

NOTE PURCHASE AGREEMENT

July 30, 2015

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedules and Exhibits

Purchaser Schedules

Exhibit A	—-	Form of Note
Exhibit B	—	Form of Funding Instruction Letter
Exhibit C-1	—	Form of Multiparty Guaranty
Exhibit C-2	—	Form of Indemnity and Contribution Agreement
Exhibit C-3	—	Form of Hull No. 29 Security Agreement
Exhibit C-4	—	Form of Hull No. 30 Security Agreement
Schedule 4A	—	Amortization Schedule
Schedule 6C(1)	—	Existing Liens
Schedule 8A	—	Material Subsidiaries/Material Domestic Subsidiaries
Schedule 8G	—	Agreements Restricting Incurrence of Debt

MATSON, INC.
1411 Sand Island Parkway

Honolulu, Hawaii 96819

As of July 30, 2015

The Purchasers named in the Purchaser Schedules hereto

c/o NYL Investors LLC

51 Madison Avenue

New York, New York 10010-1603

Ladies and Gentlemen:

The undersigned, Matson, Inc., a Hawaii corporation (“Matson”) (together with any successor thereto that becomes a party hereto pursuant to the terms hereof, the “Company”), agrees with each of the Purchasers as follows:

1.                                      AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 3.92% Senior Notes due 2045 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Notes”).  The Notes shall be substantially in the form set out in Exhibit A.  Certain capitalized and other terms used in this Agreement are defined in Schedule B.  References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified.  References to a “Section” are references to a Section of this Agreement unless otherwise specified.

2.                                      SALE AND PURCHASE OF NOTES; CLOSING.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for below, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, at 10:00 a.m., New York time, at a closing (the “Closing”) on a Business Day selected by the Company, upon not less than 3 Business Days’ notice to the Purchasers, between September 1, 2015 and September 30, 2015.  At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the

Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds on the date of the Closing (herein called the “Closing Date”) for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, delivered from the Company to the Purchasers at least three (3) Business Days prior to the Closing Date.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

3.                                      CONDITIONS OF CLOSING.  Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

3A.                             Certain Documents.  Each Purchaser shall have received the following, each dated the Closing Date (unless otherwise specified):

(i)  the Notes to be purchased by such Purchaser;

(ii)  the Multiparty Guaranty, made by Matson Navigation and any other Subsidiaries of the Company which are guarantors under the Bank Credit Agreement as of the Closing Date in favor of the holders of the Notes and in the form of Exhibit C-1 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”);

(iii)  the Indemnity and Contribution Agreement, by and among the Credit Parties and in the form of Exhibit C-2 (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnity and Contribution Agreement”);

(iv)  a favorable opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Credit Parties, and Goodsill, Anderson, Quinn & Stifel, special counsel to the Credit Parties, in form and substance satisfactory to such Purchaser (the Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of the Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion);

(v)  a favorable opinion of Winston & Strawn LLP, special counsel to the Purchasers, satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request;

(vi)  certified copies of the resolutions of the Board of Directors of each Credit Party authorizing the execution and delivery of the Transaction Documents to which such Person is a party (including, in the case of the Company, the issuance, execution and delivery of the Notes), and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Transaction Documents;

(vii)  a certificate of the Secretary or an Assistant Secretary and one other officer of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Person is a party and the other documents to be delivered hereunder;

(viii)  certified copies of the articles of incorporation and bylaws (or similar constitutive documents) of each Credit Party;

(ix)  a good standing certificate for each Credit Party from the secretary of state of its formation (and, in the case of Matson Navigation, the State of California), in each case dated as of a recent date and such other evidence of the status of each Credit Party as such Purchaser may reasonably request; and

(x)  additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B.                             Representations and Warranties; No Default.  The representations and warranties of each Credit Party contained in paragraph 8 hereof and in each other Transaction Document shall be true in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) on and as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of such other date); there shall exist on the Closing Date no Event of Default or Default; and each Credit Party shall have delivered to each Purchaser an Officer’s Certificate, dated the Closing Date, to such effects.

3C.                             Purchase Permitted by Applicable Laws.  The purchase of and payment for the Notes to be purchased by each Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  This paragraph 3C is a closing condition and shall not be construed as a tax indemnity.

3D.                             Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries, taken as a whole, since December 31, 2014 shall have occurred.

3E.                             Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable and documented fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the Closing Date.

3F.                              Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

3G.                            Intercreditor Agreement.  Each party hereto shall have duly executed and delivered such documents and taken all actions required under the Intercreditor Agreement to cause the Notes and all other obligations of the Credit Parties under the Transaction Documents to constitute “Additional Agreement Obligations”, as such term is defined in the Intercreditor Agreement.

4.                                      PREPAYMENTS.  The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A.  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B.

4A.                             Required Prepayments of Notes.  Until the Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, such principal amounts of the Notes, together with interest thereon to the prepayment dates, as is set forth on Schedule 4A attached hereto, which prepayment dates shall be on the anniversary of the date of the Closing in each year from 2017 through and including 2044.  The remaining outstanding principal amount of the Notes, together with any accrued and unpaid interest thereon, shall become due on the maturity date of the Notes, which date shall be the thirtieth anniversary of the date of the Closing.

4B.                             Optional Prepayment With Yield-Maintenance Amount.  The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.  Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C.                             Notice of Optional Prepayment.  The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than five Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the interest to be paid on the prepayment date with respect to such principal amount being prepaid, the principal amount of the Notes held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Yield-Maintenance Amount in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such

Yield-Maintenance Amount as of the specified prepayment date.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.  Notwithstanding the foregoing, any notice of prepayment of the Notes in whole given by the Company may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Company (by notice to the holders on or prior to the specified effective date) if such condition is not satisfied.

4D.                             Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraph 4A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes (including, in the case of prepayments pursuant to paragraph 4A for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or any other Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E.                             Retirement of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or any other Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or other Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5.                                      AFFIRMATIVE COVENANTS.  From the date of this Agreement until the Closing and thereafter, so long as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

5A.                             Financial Statements.  The Company covenants that it will deliver to each Purchaser and each holder of the Notes:

(i)  as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject only to changes resulting from year-end adjustments;

(ii)  as soon as practicable and in any event within 120 days after the end of each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for such year and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, certified by independent public accountants of recognized national standing whose opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, provided that, so long as the Bank Credit Agreement shall have a similar provision, it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the last fiscal year prior to the Maturity Date (as defined in the Bank Credit Agreement) is subject to a “going concern” or like qualification solely as a result of the impending maturity of the Loans (as defined in the Bank Credit Agreement);

(iii)  promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to the Company’s public stockholders and copies of all registration statements (without exhibits) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)  promptly upon receipt thereof, a copy of each other material report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of the Company or such Subsidiary;

(v)  promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other lender to, or holder of the debt securities of, the Company pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this paragraph 5A; and

(vi)  with reasonable promptness, such other financial data as any Purchaser or holder of Notes may reasonably request.

The documents required to be delivered by clauses (i), (ii) and (iii) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company shall provide each Purchaser or holder of Notes (by electronic mail at such holder’s electronic mail address as set forth on the Purchaser Schedules or at such other electronic mail address as any such Purchaser shall have specified to the Company in writing) with an electronic link to such documents.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Purchaser or holder of Notes an Officers’ Certificate (a) demonstrating (with computations in reasonable detail) compliance with the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6C(4) and 6C(6) (including with respect to each such covenant, where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after June 4, 2012), (b) listing each Material Subsidiary (and identifying whether or not such Material Subsidiary is a Domestic Subsidiary) as of the end of the applicable period to which the accompanying financial statements pertain and (c) stating that there exists no Default or Event of Default, or if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Company also covenants that forthwith upon a Responsible Officer of the Company obtaining actual knowledge of an Event of Default or Default, it will deliver to each Purchaser or holder of Notes an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B.          Inspection of Property.  The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the principal officers and the Company’s independent certified public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request; provided that a principal financial officer of the Company shall have reasonable prior notice of, and may elect to be present during, discussions with the Company’s independent public accountants.

5C.          Information Required by Rule 144A.  The Company covenants that it will, upon the request of the Purchaser or holder of any Note, provide such Purchaser or holder, and any qualified institutional buyer designated by such Purchaser or holder, such financial and other information as such Purchaser or holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5C, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5D.          Maintenance of Properties; Insurance.  The Company covenants that it shall, and shall cause its Subsidiaries to (i) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses.

5E.          United States Citizen.  The Company covenants that it will, and will cause each of its Subsidiaries that owns or operates any Vessel, at all times to preserve and maintain its status as a Section 2 Citizen.

5F.          Environmental and Safety Laws.

(a)           The Company shall deliver promptly to each Purchaser or holder of any Notes notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to the Company’s best knowledge, threatened against the Company or any Material Subsidiary pursuant to any Environmental and Safety Laws, (ii) all material Environmental Liabilities and Costs against or in respect of the Company or any Material Subsidiary or any of their respective material properties and (iii) the Company’s or any Material Subsidiary’s discovery of any occurrence or condition on any material real property adjoining or in the vicinity of any of its properties that the Company or such Material Subsidiary has reason to believe would cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

(b)           The Company shall, and shall cause its Material Subsidiaries to, keep and maintain its properties and conduct its and their operations in compliance in all material respects with all applicable Environmental and Safety Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5G.         Equal and Ratable Liens.  If the Company or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (including in such permitted Liens, without limitation, Liens securing Title XI Debt to the extent such Title XI Debt is permitted Priority Debt), then the Company will make, or will cause its Subsidiaries to make, effective provision whereby the obligations evidenced by the Notes and under the other Transaction Documents will be secured by such Liens equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders.

5H.         Subsequent Guarantors; Release of Guarantors; Collateral.  (a)  Together with each delivery of financial statements required by paragraphs 5A(i) or (ii), the Company shall notify the holders of the Notes in writing if any Subsidiary has become a Material Domestic Subsidiary.  The Company covenants that, upon the earlier of (i) within 30 days after any notice referred to in the immediately preceding sentence (or such longer period as determined in writing by the Required Holders in their sole discretion) if such Subsidiary is not a Guarantor at such time, and (ii) concurrently with such time as any Person becomes a guarantor or other obligor under the Bank Credit Agreement or any Other Note Agreement, the Company shall cause such Person to (1) become a party to each of the Multiparty Guaranty and the Indemnity and Contribution Agreement by executing and delivering to the holders of the Notes a joinder or counterpart to the Multiparty Guaranty and the Indemnity and Contribution Agreement, and (2) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Closing Date or otherwise reasonably satisfactory to the Required Holders.  Notwithstanding anything to the contrary in clause (i) of the second sentence of this paragraph 5H(a) (but subject to clause (ii) of the second sentence of this paragraph 5H(a)), the Company will be deemed to have complied with the requirements of clause (i) of the second sentence of this paragraph 5H(a) with respect to the Subsidiaries of the Company acquired pursuant to the Horizon Acquisition if, on or before September 15, 2015 (or such longer period as determined in writing by the Required Holders in their sole discretion), the Company shall cause each of such Subsidiaries to comply with the requirements set forth in clauses (1) and (2) of the second sentence of this paragraph 5H(a).

(b)  If (i) any Guarantor ceases to be a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii)), or (ii) if any Person which has become a Guarantor by virtue of clause (ii) of paragraph 5H(a) (and which is not at the applicable time of determination a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii))) ceases to be required to be a guarantor or other obligor of the credit facilities under the Bank Credit Agreement and each Other Note Agreement, and if, in the case of either of the immediately preceding clause (i) or (ii), after giving effect to the release of such Guarantor of its obligations under the Multiparty Guaranty, no Default or Event of Default would exist, then the Company may deliver to each holder of Notes a certificate of a Responsible Officer as to the foregoing requirements and, upon the later of (x) such delivery and (y) concurrently with such time as that Guarantor has been released from all of its obligations as a guarantor or other obligor of the credit facilities under the Bank Credit Agreement and each Other Note Agreement, that Guarantor shall be released automatically from all of its obligations under the Multiparty Guaranty and the Indemnity and Contribution Agreement, without further approval or action by any holder of Notes; provided that if any consideration is given to any party to the Bank Credit Agreement or any Other Note Agreement for such release of such Guarantor, then the holders of the Notes shall be paid an amount equal to their ratable share of such consideration concurrently therewith.

5I.           Transaction References.  The Company agrees that each of NYL Investors LLC, the Purchasers or holders of the Notes and their respective Affiliates may (a) refer to the identity of the Company and the Notes on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference; provided, that any such reference, display or other disclosure pursuant to clauses (a) or (b) hereof shall have been approved in form by the Company (such approval not to be unreasonably withheld or delayed).

5J.          Effect of Non-Compliance.  Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of this Section 5 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 2.

5K.         Collateral.  At any time and from time to time, at the written election of the Company delivered to the holders of the Notes (a “Collateral Election”), the Company shall deliver to the Collateral Agent, or shall cause Matson Navigation and/or one or more other Guarantors, as applicable, to deliver to the Collateral Agent, effective on such date or on a Business Day thereafter as specified in the Collateral Election:  (i) one or more Security

Agreements (each duly executed by the applicable grantor under such Security Agreement) and such other documents as are necessary for the due perfection of the Collateral Agent’s Lien in the applicable Collateral; and (ii) upon the original execution of each Security Agreement, resolutions in form and substance relating thereto reasonably satisfactory to the Required Holders and the Collateral Agent.  In addition, from time to time on or after the date hereof the Company may enter into additional note purchase and/or credit agreements with lenders which are not party to the Intercreditor Agreement as of the date hereof for purpose of such additional note purchase and/or credit agreements, and the Company may designate, at the written election of the Company delivered to the holders of the Notes, such lenders to become parties to the Intercreditor Agreement.  Notwithstanding the foregoing, so long as no Default has occurred and is continuing, the Company may, at any time and from time to time, by written notice thereof of the Company delivered to the holders of the Notes, elect to revoke, or cause Matson Navigation and/or one or more other Guarantors, as applicable, to revoke any prior Collateral Election with respect to one or more (as applicable) Security Agreements, and the holders of the Notes hereby consent to the Collateral Agent’s delivering, at the expense of the Company, such releases as are necessary to evidence the termination of the applicable Liens.

6.             NEGATIVE COVENANTS.  From the date of this Agreement until the Closing and thereafter, so long as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

6A.          Financial Covenants.  The Company will not permit:

6A(1).           Consolidated Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.50 to 1.00;

6A(2).           Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed 3.25 to 1.00; provided, however, that:  (i) in connection with any Acquisition that is not a Hostile Acquisition and that is in an Eligible Business Line for which the aggregate purchase consideration equals or exceeds $75,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes, shall increase to 3.90 to 1.00, on one occasion during the term of this Agreement, for the period beginning on the date of the consummation of such Acquisition and continuing until the fourth consecutive fiscal quarter end which occurs on or after the date of the consummation of such Acquisition, provided that the coupon (including the applicable default rate) for the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.45% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period); and (ii) in connection with any purchase or construction of a new container ship for which the aggregate purchase consideration or construction cost equals or exceeds $125,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes delivered by the Company prior to the Specified Date (as defined below) and specifying therein such Specified Date, shall increase to 3.50 to 1.00, on one occasion during the term of this Agreement, for the period beginning on a date determined by the Company between the commencement of payment for such container ship and delivery of such container ship (the “Specified Date”) and continuing until the fourth consecutive fiscal quarter end which occurs on or after the Specified Date, provided that the coupon (including the applicable default rate) for the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.20% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period);

6A(3).           Priority Debt.  The Company shall not permit:  (i) the principal amount of Priority Debt at any time to exceed 20% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii); provided, that such maximum permitted percentage amount of Priority Debt shall be reduced to 17.5% upon the earlier to occur of (a) such time, if any, as the Company or any of its Subsidiaries acquires two new vessels for which the aggregate purchase consideration for each vessel exceeds $100,000,000 and (b) December 31, 2017; and (ii) the principal amount of Priority Debt that is not Title XI Priority Debt at any time to exceed 10% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii).

6B.          Dividend and Investment Limitation.  The Company covenants that it will not pay or declare any dividend on any class of stock or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock (all of the foregoing being herein called “Restricted Payments”) if at the time any proposed Restricted Payment is to be made, or after giving effect to any proposed Restricted Payment, a Default or an Event of Default exists or would exist.

6C.          Lien and Other Restrictions.  The Company covenants that it will not and will not permit any Subsidiary to:

6C(1).           Liens.  Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the obligations evidenced by the Notes and under the other Transaction Documents in accordance with the provisions of paragraph 5G), except:

(i)  Liens for taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP,

(ii)  Liens (other than Liens pursuant to ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, Liens on vessels or equipment (a) for crew and stevedores wages, (b) for salvage and general average, (c) arising by operation of law in the ordinary course of business in operating, maintaining or repairing vessels, and (d) for damages arising from maritime torts which are unclaimed, or which are claimed and are covered by insurance and any deductible applicable thereto), and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii)  Liens on property or assets of a Subsidiary securing obligations of such Subsidiary to the Company or another Subsidiary,

(iv)  Liens encumbering the CCF to the extent incurred to secure the financing by the Company or Matson Navigation of “qualified vessels” as defined in Section 607 of the Merchant Marine Act, 1936, as amended,

(v)  Liens existing on the date hereof and listed on Schedule 6C(1), and any renewals or extensions thereof, provided that the property covered thereby is not changed and the principal amount of any indebtedness secured thereby is not increased,

(vi)  Liens in cash collateral securing contingent reimbursement obligations under standby letters of credit issued pursuant to the Bank Credit Agreement (but excluding any such Liens required pursuant to Section 8.02(c) of the Bank Credit Agreement, as such section is in effect on the date hereof), provided that (a) no Event of Default or Event of Default (as defined in the Bank Credit Agreement) exists, (b) the aggregate amount of all such cash collateral does not at any time exceed $20,000,000, and (c) such cash collateral does not secure such standby letters of credit for more than 60 consecutive days,

(vii)  other Liens securing Debt and other obligations not otherwise permitted by clauses (i) through (vi) above, inclusive; provided that the aggregate amount of all Priority Debt does not, at any time, exceed the level prohibited by paragraph 6A(3), provided further that, notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, create or permit to exist any Lien on any property securing Debt or letters of credit (to the extent any letters of credit otherwise would not constitute Debt pursuant to the definition of such term) outstanding or issued under the Bank Credit Agreement (other than (x) Collateral and/or (y) Liens permitted pursuant to clause (vi) of this paragraph 6C(1)) unless and until the Notes shall be secured equally and ratably with such Debt and letters of credit pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders, provided further still that, notwithstanding anything to the contrary in the immediately preceding proviso, (1) any cash which otherwise would secure the Notes, the notes issued under any Other Note Agreements, and contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement may, at the option of the Company, separately secure the Notes, the notes issued under any Other Note Agreements, and the contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement so long as the amount of cash which separately secures the Notes at all times equals the amount of cash securing the contingent reimbursement obligations under letters of credit issued under the Bank Credit Agreement and (2) the amount of any cash securing the Notes at any time pursuant to the immediately preceding clause (1) shall not be required to exceed the principal amount of the Notes outstanding at such time,

(viii)  (a) other Liens securing obligations that do not constitute Debt, provided that the aggregate amount of such obligations does not exceed $10,000,000 at any time and (b) other Liens securing obligations that do not constitute Debt provided that the aggregate fair market value (as reasonably determined by the Company acting in good faith) of all assets subject to such Lien does not exceed $10,000,000,

(ix)  any Lien securing obligations that do not constitute Debt existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary; provided that any such Lien shall not encumber any other property of the Company or such Subsidiary (other than proceeds of such acquired property),

(x)  any Lien existing on any property or assets of Matson Alaska or its Subsidiaries immediately prior to the Horizon Acquisition that secures the Horizon Notes; provided that such Lien shall secure only those obligations that it secures on the date of the Horizon Acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and

(xi)  any Lien created pursuant to any Collateral Document;

6C(2).           Sole Borrower Under Bank Credit Agreement.  Modify the Bank Credit Agreement in any manner that would result in any Person other than the Company being a borrower thereunder;

6C(3).           Merger.  Enter into any transaction of merger, consolidation or other combination with any other Person; provided that

(i)  any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation and immediately after such merger no Event of Default shall exist,

(ii)  any Subsidiary may merge with another Subsidiary; provided that if a Material Domestic Subsidiary merges with a Foreign Subsidiary, such Material Domestic Subsidiary shall be the surviving Person and immediately after such merger no Event of Default shall exist, and

(iii)  the Company or any Subsidiary may merge, consolidate or combine with any other Person in connection with an Acquisition permitted by paragraph 6C(6)(ii); provided that (a) immediately after such merger, consolidation or combination, no Event of Default shall exist and (b) if the Company is a party to such transaction, the Company will be the continuing or surviving corporation;

6C(4).           Sale of Capital Assets.  Sell, lease or transfer or otherwise dispose of any Capital Asset to any Person, except that (i) any Credit Party may sell or otherwise dispose of any Capital Asset to any other Credit Party, (ii) any Subsidiary that is not a Credit Party may sell or otherwise dispose of any Capital Asset to the Company or any other Subsidiary and (iii) during any rolling twelve-month period, the Company or any Subsidiary may sell or otherwise dispose of Capital Assets which constituted up to 10% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2014, so long as (A) such Capital Assets sold contributed less than 25% of the Consolidated Net Income of the Company in each of the three fiscal years immediately preceding any such sale and (B) such Capital Assets, when considered together with all other Capital Assets sold or otherwise disposed of subsequent to December 31, 2014, do not constitute in excess of 30% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2014, provided that this covenant shall not apply to any Lien permitted hereunder;

6C(5).           Transactions with Affiliates and Stockholders.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (excluding directors and officers in their capacity as such), (ii) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage, stock of the Company or stock of any Person owning stock of the Company (of any class having ordinary voting power for the election of directors) aggregating 5% or more of such voting power or (iii) any Person related by blood, adoption or marriage to any Person described or coming within the provisions of clause (i) or (ii) of this paragraph 6C(5); provided that the following shall be permitted:  (a) such transactions on terms no less favorable to the Company or any Subsidiary than if no such relationship existed, (b) the sale or issuance by the Company of its capital stock, (c) transactions between the Company and any Subsidiary, and between or among Subsidiaries of the Company and (d) Restricted Payments made in compliance with paragraph 6B; or

6C(6).           Loans, Advances and Investments.  Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or consummate any Acquisition, except that the Company or any Subsidiary may

(i)  make or permit to remain outstanding loans or advances to the Company or any Subsidiary,

(ii)  own, purchase or acquire stock, obligations or securities of a Subsidiary and, (a) so long as the Company is in compliance with the financial covenants set forth in paragraph 6A on a pro-forma basis immediately after giving effect to such transaction, consummate Acquisitions and (b) consummate the Horizon Acquisition,

(iii)  acquire and own stock, obligations, securities or other investments (a) consisting of extensions of credit arising from the grant of trade credit, or received in settlement or partial settlement thereof of obligations (including any Debt or trade credit) owing to the Company or any Subsidiary or (b) received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors,

(iv)  make investments in accordance with the resolutions of the Board of Directors of the Company; provided that such resolutions authorize only investments rated investment grade by S&P, Moody’s, or any other nationally recognized credit rating agency or investments in the Company’s accounts receivable purchased or held by the CCF,

(v)   make any investment in any stock, obligations or securities of, or any other interest in, or any capital contribution to, an Eligible Business Line (subject in the case of any Acquisition, to paragraph 6C(6)(ii)), and

(vi)  make other investments, loans and advances which in the aggregate (at original cost) do not exceed $30,000,000 at any time outstanding;

notwithstanding the foregoing, (a) amounts in the CCF may be invested only as provided in clause (iv) above, and (b) for the avoidance of doubt, this paragraph 6C(6) shall not apply to any Guarantee.

6D.          Terrorism Sanctions Regulations.  The Company will not and will not permit any Affiliated Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of any U.S. law or regulation concerning or relating to economic sanctions applicable to such Purchaser or holder, or (ii) is prohibited by or subject to any U.S. Economic Sanctions, unless such Person has obtained all necessary general or specific licenses in respect of such investment, dealing or transaction or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

6E.          Effect of Non-Compliance.  Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of this Section 6 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Closing that is specified in Section 2.

7.             EVENTS OF DEFAULT.

7A.          Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)  the Company defaults in the payment of (i) any principal of, or Yield-Maintenance Amount in respect of, any Note, or (ii) any interest on any Note for more than five days after the same shall become due, in either case either by the terms thereof or otherwise as herein provided; or

(ii)  (a) an Event of Default (as defined in the Bank Credit Agreement) has occurred and is continuing under the Bank Credit Agreement, or (b) the Company or any

Material Subsidiary defaults in any payment of principal of, or premium or interest on, any Debt (other than the Notes) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement relating to any such Debt (or any other event under any such agreement occurs and is continuing) and the effect of such default, failure or other event is to cause, or permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to cause, such Debt to become due (or to be required to be repurchased by the Company or any Material Subsidiary) prior to any stated maturity; provided that the aggregate amount of all Debt as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or resale to a Company or any Material Subsidiary) shall occur and be continuing exceeds $30,000,000; or

(iii)  any representation or warranty made by any Credit Party herein or in any other Transaction Document or by any Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(iv)  the Company fails after Closing to perform or observe any agreement contained in paragraph 5H or paragraph 6 hereof; or

(v)  any Credit Party fails after Closing to perform or observe any other agreement, term or condition (not specified in clauses (i) or (iv) of this paragraph 7A) contained in any Transaction Document on its part to be performed or observed and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)  any Credit Party or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(vii)  any decree or order for relief in respect of any Credit Party or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of the United States or another applicable jurisdiction; or

(viii)  any Credit Party or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any such Credit Party or any such Material Subsidiary, or of any substantial part of the assets of any such Credit Party or any such Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to any Credit Party or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix)  any petition or application of the type described in clause (viii) of this paragraph 7A is filed, or any such proceedings are commenced, against any Credit Party or any Material Subsidiary and such Credit Party or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(x)  any order, judgment or decree is entered in any proceedings against any Credit Party decreeing the dissolution of such Credit Party and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi)  (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate amount under all Plans of the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xii)  any judgment(s) or decree(s) in the aggregate amount of $25,000,000 or more shall be entered against the Company or any of its Material Subsidiaries that are not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment(s) or decree(s) shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(xiii)  any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations evidenced by the Notes and under the other Transaction Documents, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xiv)  there occurs any Change of Control;

then (a) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to the Company or Matson Navigation, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and Matson Navigation, and (b) with respect to any event constituting an Event of Default, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7B.          Rescission of Acceleration.  At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.          Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D.          Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document.  No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.             REPRESENTATIONS AND WARRANTIES.  The Company represents and warrants to each Purchaser as follows, as of the date of this Agreement and as of the Closing:

8A.          Organization.  The Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.  The Company and each Material Subsidiary has the full power and authority to own its properties and to carry on its business as now being conducted.  Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents.  The execution, delivery and performance of the Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms.  Set forth on Schedule 8A is a list as of the date hereof of each Material Subsidiary, together with information identifying each Material Domestic Subsidiary as of the date hereof, in each case other than Matson Alaska and its Subsidiaries.

8B.          Financial Statements.  The Company has furnished each Purchaser with the following financial statements, identified by a principal financial officer of the Company:  (i) consolidated balance sheets of the Company and its Subsidiaries as of:  December 31, 2014, and consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such year; and (ii) consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2015 and consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three-month period ended on such date, in each case prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated.  No material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole, has occurred since December 31, 2014.

8C.          Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

8D.          Outstanding Debt.  Neither the Company nor any Subsidiary has any Debt outstanding that is prohibited by paragraph 6A(2) or paragraph 6A(3).  There exists no event of default under the provisions of any instrument evidencing any Debt of the Company or any Subsidiary or of any agreement relating thereto.

8E.          Title to Properties.  The Company has and each Subsidiary has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business) except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect, subject to no Liens of any kind except Liens permitted by paragraph 6C(1).  There is no material default, nor any event that, with notice or lapse of time or both, would constitute such a material default under any material lease to which either the Company or any Subsidiary is a lessee, lessor, sublessee or sublessor.

8F.          Taxes.  The Company has and each Material Subsidiary has filed all federal and state income tax and all other material tax and informational returns which are required to be filed by it.  The Company and each such Subsidiary has paid all taxes as shown on its returns and on all assessments received to the extent that such taxes are not yet delinquent, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G.         Conflicting Agreements and Other Matters.  Neither the execution nor delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Notes or any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, their respective articles or incorporation or bylaws (or other comparable governing documents, as applicable), any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject.  Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing any of their respective Debt, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of Debt pursuant hereto, except as set forth on Schedule 8G hereto.

8H.         Offering of the Notes.  Neither the Company nor any agent acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 3 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

8I.           Use of Proceeds; Regulation U, Etc.  The proceeds of sale of the Notes will be used for general corporate purposes or otherwise in accordance with law.  None of the proceeds of the Notes have been or will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”)) or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Notes or any other Transaction Document to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.  After applying the proceeds of the Notes, margin stock (within the meaning of Regulation U) will not constitute more than 25% of the value of the assets (either of the Company alone or the Company and its Subsidiaries on a consolidated basis).

8J.          ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).  No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would reasonably be expected to have a Material Adverse Effect.  The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes were and will be exempt from, or did not and will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and did not and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B of this Agreement made by each Purchaser.

8K.         Governmental Consent.  None of the nature of the Company or any of its Subsidiaries, or any of their respective businesses or properties, or any relationship between the Company or a Subsidiary and any other Person, or any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require as of the Closing Date on the part of the Company or any Subsidiary any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the Closing Date with the SEC and/or state blue sky authorities) in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement, the Notes or the other Transaction Documents, in each case that has not been obtained.

8L.          Holding Company and Investment Company Status.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended.

8M.         Possession of Franchises, Licenses, Etc.  The Company and its Subsidiaries possess all material franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights (collectively, “Material Rights”), free from burdensome restriction, that are necessary in the judgment of the Company in any material respect for the ownership, maintenance and operation of their business, properties and assets, and neither the Company nor any of its Subsidiaries is in violation of any Material Rights in any material respect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Material Rights, or which materially and adversely affects the rights of the Company or its Subsidiaries thereunder.

8N.          Environmental and Safety Matters.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a Material Adverse Effect.

8O.         Employee Relations.  Neither the Company nor any Subsidiary is the subject of (i) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any material action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters or, to the best knowledge of the Company, is any such event imminent or likely to occur except those which, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

8P.          Shipping-Related Legislation.  To the best knowledge of the Company, no legislation has been introduced or enacted to either repeal or substantially modify Section 27 of the Merchant Marine Act, 1920, as amended to the Closing Date, commonly referred to as the Jones Act in a manner that could reasonably be expected to have a Material Adverse Effect.

8Q.         Disclosure.  Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which they were made; provided, that with respect to projections and other pro forma financial information included in such information, the Company only represents that such information was prepared in good faith based upon estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

8R.          Foreign Assets Control Regulations, Etc.

(i)            Neither the Company nor any Affiliated Entity is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an

“OFAC Listed Person”) (b) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (c) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified by a U.S. Agency that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(ii)  No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Affiliated Entity, directly or indirectly, (a) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (b) otherwise in violation of U.S. Economic Sanctions.

(iii)  Neither the Company nor any Affiliated Entity (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (b) to the Company’s actual knowledge after making due inquiry within the Company, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (c) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (d) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future U.S. Economic Sanctions.

(iv)(1)  Neither the Company nor any Affiliated Entity (a) has been charged with, or convicted of bribery or any other anti-corruption related activity under any law or regulation applicable to bribery or any other anti-corruption related activity in a U.S. or any non-U.S. country or jurisdiction, including but not limited to the U.S. Foreign Corrupt Practices Act (“Anti-Corruption Laws”), (b) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (c) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (d) has been or is the target of sanctions imposed by the United Nations or the European Union.

(2)  To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any U.S. law or regulation or which would cause any holder to be in violation of any U.S. law or regulation concerning or related to the matters described in clauses (i), (ii) and (iii) of this sub-paragraph (2) applicable to such holder; and

(3)  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

9.             REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A.          Nature of Purchase.  Such Purchaser is acquiring the Notes purchased by it hereunder for the purpose of investment for its own account or for the account of funds that it manages for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser has no present intention of selling, granting participation in, or otherwise distributing any of the Notes to be issued to it in any transaction which would be in violation of the securities laws of the United States of America or any state or other jurisdiction thereof, without prejudice, however, to Purchaser’s rights at all times to sell or otherwise dispose of all or any part of such securities under a registration under Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  Such Purchaser acknowledges that the Notes will not, on the Closing Date, be registered under the Securities Act, on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated on the representations set forth in this Article 9.

9B.          Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)            the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)          the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)          the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)                                 the Source constitutes assets of a “plan(s)” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)                              the Source is a governmental plan; or

(vii)                           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)                        the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C.                             Experience and Information.  Such Purchaser:  (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act; (b) understands that the Notes have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (c) by and through its officers or investment advisor (each of whom has such knowledge and experience in financial and business matters as to be capable of evaluating such Purchaser’s investment), has such knowledge and experience in financial and business matters as to be capable of evaluating its investment, and such Purchaser has the ability to bear the economic risks of its investment; (d) by and through its officers or investment advisor, has reviewed this Agreement, including all exhibits and schedules hereto, and has received the financial statements of the Company and its Subsidiaries referenced in Section 8B; and (e) by and through its officers or investment advisor, has had, during the course of the transactions contemplated hereby and prior to its receipt of the Notes to be purchased by it, the opportunity to ask questions of, and has received answers from, the Company and Matson Navigation concerning the transactions contemplated hereby and to obtain any additional information which the Company or Matson Navigation possesses or could acquire without unreasonable effort or expense; provided, however, that nothing in this representation nor any such investigation by such Purchaser or by its officers or investment advisor shall limit, diminish, or constitute a waiver of any representation or warranty made under this Agreement or any Transaction Document by the Company and or impair any rights which such Purchaser may have with respect thereto.

9D.                             Rule 144.  Such Purchaser understands that the Notes may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom and that in the absence of such registration or exemption, the Notes must be held indefinitely.  In particular, such Purchaser is aware that the Notes may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the applicable conditions of such rule are met, and that the Company is making no representation that such conditions will be met in the future.  Such Purchaser represents that, in the absence of an effective registration statement covering the Notes, it will sell, transfer, or otherwise dispose of the Notes only in a manner consistent with its representations set forth in paragraph 9A.

9E.                             Legends.  Such Purchaser understands that the certificates evidencing the Notes will bear the following legends, in addition to any legend required by applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM THE REQUIREMENT FOR SUCH A REGISTRATION STATEMENT.”

10.                               DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.                      Yield-Maintenance Terms.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or San Francisco, California are required or authorized to be closed.

“Called Principal” means, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” means 50 basis points.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial

Services Screen), for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinvestment Yield shall be rounded to the same number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B.                      Other Terms.

“2013 NYL Note Agreement” means that certain Note Purchase Agreement, dated as of November 5, 2013, by and between the Company, on the one hand, and New York Life Insurance Company and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the voting capital stock or other equity interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“Agreement” is defined in paragraph 11C.

“Anti-Corruption Laws” is defined in paragraph 8R.

“Anti-Money Laundering Laws” is defined in paragraph 8R.

“Authorized Officer” means any of the Company’s Chief Executive Officer, Chief Financial Officer, President, one of its Vice Presidents or its Treasurer.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of June 4 2012, by and among the Company, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bankruptcy Law” is defined in clause (vii) of paragraph 7A.

“Blocked Person” is defined in paragraph 8R.

“Business Day” is defined in paragraph 10A.

“Capital Assets” means all assets other than current assets, and shall not include any amounts in the Capital Construction Fund.

“Capital Construction Fund” means the fund established and maintained by Company in accordance with Section 607 of the Merchant Marine Act, 1936, as amended.

“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of June 4, 2012, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“CCF” means the capital construction fund created under Matson Navigation’s Capital Construction Fund Agreement with the United States of America through the Maritime Administrator.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change of Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Company representing more than 50% of voting control of the Company, or (ii) the failure of the Company to own 100% of the equity interest of Matson Navigation at any time.

“CISADA” is defined in paragraph 8R.

“Closing” is defined in paragraph 2.

“Closing Date” is defined in paragraph 2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all assets with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the applicable Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Collateral Documents or any successor collateral agent under any of the Collateral Documents.

“Collateral Documents” means a collective reference to the applicable Security Agreement or Security Agreements.

“Collateral Election” is defined in paragraph 5K.

“Company” is defined in the introductory paragraph.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) deferred dry-docking amortization expense for such period (to the extent not included in the preceding clause (iv)), (vi) one-time expenses, including transaction costs, related to the Horizon Acquisition to the extent such expenses and costs are incurred within 12 months of the consummation of the Horizon Acquisition; provided that the aggregate amount of expenses and costs added back to Consolidated EBITDA pursuant to this clause (vi) shall not exceed $50,000,000, and (vii) non-cash stock-based compensation.  For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated (i) an Acquisition of a Person that constitutes a Material Subsidiary (including any such Acquisition structured as an asset purchase, merger or consolidation) or an Acquisition of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any Acquisition is greater than or equal to $25,000,000, Consolidated EBITDA shall only be calculated on a pro forma basis with respect to such Acquisition to the extent such pro forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (ii) a disposition of all or substantially all of the assets of a Material Subsidiary or of at least 50% of the equity interests of a Material Subsidiary or of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.  Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for the fiscal quarters ended September 30, 2014, December 31, 2014, March 31, 2015 and the portion of the June 30, 2015 fiscal quarter ended May 29, 2015, the Consolidated EBITDA of Matson Alaska and its Subsidiaries shall be deemed to be $24,865,661, $9,687,861, $14,257,792 and $13,333,025, respectively.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination thereof, the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date to (ii) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio” is defined in paragraph 6A(2).

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Subsidiaries (excluding, to the extent included in such consolidated net income, (a) non-cash gains or losses during such period from the write-up or write-down of assets and (b) income or loss during such period from discontinued operations) as determined in accordance with GAAP.

“Consolidated Net Worth” means, at any time of determination thereof, for the Company and Subsidiaries determined in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Net Worth shall exclude all non-cash adjustments to Consolidated Net Worth resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.  Unless otherwise specified, “Consolidated Tangible Assets” at any time will be deemed to be such amount as determined based on the most recent financial statements delivered at such time pursuant to the requirements of paragraph 5A(i) or (ii).

“Consolidated Tangible Net Worth” means, as of the time of any determination, Consolidated Net Worth minus the sum of treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets of the Company and Subsidiaries on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes Indenture” means that certain Indenture, dated as of October 5, 2011, between Matson Alaska, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Horizon Notes, and all related ancillary and security documents, as such indenture and such ancillary and security documents may be amended, supplemented, modified, renewed, replaced and/or restated from time to time, so long as the amount of the Horizon Notes is not increased and the tenor is not extended.

“Credit Parties” means the Company and the Guarantors.

“Debt” means, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money (except trade accounts payable arising in the ordinary course of business) or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b) Capitalized Lease Obligations of such Person, (c) direct or contingent obligations under standby letters of credit (and substantially similar instruments such as bank guaranties), (d) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a), (b) and (c) hereof, and (e) Debt of another Person of the types described in clauses (a), (b) and (c) hereof that is secured by Liens on the property or other assets of such Person.  Notwithstanding the foregoing, “Debt” shall not include (i) to the extent not exceeding $15,000,000 at any time outstanding, unsecured contingent reimbursement obligations under standby letters of credit (and substantially similar instruments such as bank guaranties) or (ii) a Guarantee of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States of America or the District of Columbia.

“Eligible Business Line” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries or any business reasonably related thereto (but in no event an airline).

“Environmental and Safety Laws” means all federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1901 et. Seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. Seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. Seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Environmental Liabilities and Costs” means as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local Governmental Authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its Subsidiaries is otherwise liable or responsible.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means (a) each CFC and (b) each U.S. Foreign Holdco; provided, that in each case, such Person has not issued or guaranteed any notes issued pursuant to the Bank Credit Agreement or the Other Note Agreements.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” has the meaning provided in paragraph 10C.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (i) any completion guaranties issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, (ii) obligations under environmental indemnification agreements and (iii) a guaranty of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Guarantors” means, collectively, (a) each Material Domestic Subsidiary identified as a “Guarantor” on the signature pages to the Multiparty Guaranty, (b) each Person that becomes a party to the Multiparty Guaranty as a Guarantor pursuant to paragraph 5H or otherwise and (c) the successors of any of the foregoing; provided, however, that no Excluded Subsidiary shall be a Guarantor.  A Guarantor shall be released from the Multiparty Guaranty pursuant to, and in accordance with, the terms hereof or the Multiparty Guaranty.

“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f)

electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to paragraph 11D, provided, however, that if such Person is a nominee, then for the purposes of paragraphs 5, 7, 8H and 11I and any related definitions in this paragraph 10B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Horizon Acquisition” means the acquisition contemplated by the Horizon Acquisition Agreement, including without limitation the merger of a Subsidiary of Matson Navigation with and into Matson Alaska, with Matson Alaska surviving such merger and becoming a wholly owned subsidiary of Matson Navigation, and all ancillary and related transactions with respect thereto.

“Horizon Acquisition Agreement” means the Agreement and Plan of Merger, dated as of November 11, 2014, by and among Matson Navigation, Hogan Acquisition Inc., a wholly owned subsidiary of Matson Navigation and Matson Alaska, as amended and supplemented from time to time.

“Horizon Notes” means the 6.0% Series A Convertible Senior Secured Notes due 2017 that were issued by Matson Alaska, as governed by the Convertible Notes Indenture, in an aggregate amount not to exceed $3,000,000.

“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or other governing body of the applicable entity.

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Indemnity and Contribution Agreement” is defined in paragraph 3A.

“Institutional Investor” means any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of July 30, 2015, by and among the Collateral Agent and the Benefited Parties named therein, substantially in the form provided to the Company on or prior to July 30, 2015.

“Lien” means any mortgage, pledge, security interest, encumbrance, deposit arrangement, lien (including any lien securing any Capitalized Lease Obligation) or charge of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“margin stock” is defined in paragraph 8I.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Transaction Document; or (c) a material adverse effect on the material rights and remedies of the holders of the Notes, which material adverse effect was not caused by any holder of a Note.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Company (other than a U.S. Foreign Holdco) that accounts for, on the date of determination, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then or most recently ended.

“Material Line of Business” means a line of business or an operating division that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Material Subsidiary” means (a) any Guarantor and (b) any Subsidiary that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Matson” is defined in the introductory paragraph.

“Matson Alaska” means Matson Alaska, Inc. (formerly known as Horizon Lines, Inc.), a Delaware corporation.

“Matson Navigation” means Matson Navigation Company, Inc., a Hawaii corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in paragraph 3A.

“Notes” is defined in paragraph 1D.

“OFAC” is defined in paragraph 8R.

“OFAC Listed Person” is defined in paragraph 8R.

“Officer’s Certificate” means a certificate signed in the name of the Company by its Chief Executive Officer, Chief Financial Officer, President, one of its Vice Presidents or its Treasurer.

“Other Note Agreements” means, for any date of determination, (i) the Pru Note Agreement, (ii) the 2013 NYL Note Agreement and (iii) any other note purchase agreement entered into by a Credit Party on or after the date hereof, in each of cases (i), (ii) and (iii) under which notes in an aggregate principal amount of at least $30,000,000 are issued and sold and remain outstanding as of such date of determination; provided, however, that the term “Other Note Agreements” shall exclude (a) Title XI Debt, (b) financings to build, modify and/or acquire Vessel(s) secured by such Vessel(s) (other than Vessel(s) constituting Collateral) and (c) for the avoidance of doubt, any Debt between or among the Company and its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by either Company or any ERISA Affiliate.

“Priority Debt” means, at any time of determination thereof and without duplication, (a) Debt of the Company or Matson Navigation secured by any Lien (including, without limitation, all Title XI Debt and all Debt secured by marine assets, in each case whether full recourse or limited recourse) and (b) all Debt secured by a Lien (including, without limitation, all Title XI Debt and all Debt secured by a Lien on marine assets, in each case whether full recourse or limited recourse) and all unsecured Debt of Subsidiaries of the Company (other than unsecured Debt of Guarantors), provided, however, that Priority Debt shall not include (i) Debt owing from any Subsidiaries to the Company or any other Subsidiary, (ii) the Notes and obligations under the Multiparty Guaranty, (iii) the notes issued under the Other Note Agreements and Guarantees in respect thereof, (iv) any Debt or other obligations of the Company or any Subsidiary under the Bank Credit Agreement, including any obligations with respect to any letter of credit issued thereunder (other than those described in paragraph 6C(1)(vi)), and any Guarantee with respect to any Debt or other obligations under the Bank Credit Agreement, so long as the Company is in compliance with the second and third provisos of paragraph 6C(1)(vii), (v) any Debt secured solely by Collateral or (vi) the Horizon Notes, so long as the aggregate principal amount outstanding under the Horizon Notes is less than $3,000,000.

“Prohibited Transaction” means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c) (2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Pru Note Agreement” means that certain Second Amended and Restated Note Agreement, dated as of June 4, 2012, by and between the Company, on the one hand, and The Prudential Insurance Company of America and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with paragraph 11D), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant paragraph 11D shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Required Holder(s)” means at any time (a) prior to the Closing, the Purchasers at such time designated to purchase at least 51% of the aggregate principal amount of the Notes at the Closing and (b) on and after the Closing, the holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding.

“Responsible Officer” means any of the Company’s chief financial officer, principal accounting officer, treasurer or controller and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement or matters referenced therein.

“Restricted Payments” is defined in paragraph 6B.

“SEC” means the Securities and Exchange Commission, and any Governmental Authority succeeding to any of its principal functions.

“Section 2 Citizen” means a Person that is a citizen of the United States of America as required for the coastwise trade under Section 50501 of Title 46 of the United States Code and the regulations in effect from time to time thereunder.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means, individually, each of (a) that certain Security Agreement (Vessel Type Aloha Class — Hull No. 29) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit C-3, (b) that certain Security Agreement (Vessel Type Aloha Class — Hull No. 30) dated as of the applicable date thereof between Matson Navigation and the Collateral Agent in substantially the form set forth as Exhibit C-4, and (c) any other Security Agreement with respect to an applicable Vessel (or contract to build a Vessel) between a Credit Party and the Collateral Agent in substantially the form set forth as Exhibits C-3 and C-4 with respect to such applicable Vessel (or contract to build a Vessel) and designated in writing from time to time by any Credit Party to the Collateral Agent as a “Security Agreement” hereunder.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Significant Holder” means (i) each Purchaser, so long as such Purchaser shall hold any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto

“Subsidiary” means, as to any Person, any company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity, which is consolidated with such Person in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Title XI Debt” means all Debt of the Company or Matson Navigation or any Subsidiary that is guaranteed by the United States of America pursuant to 46 USC Chapter 537.

“Transaction Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transferee” means any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

“U.S. Economic Sanctions” is defined in paragraph 8R.

“U.S. Foreign Holdco” means any Domestic Subsidiary, substantially all of the assets of which consist of equity interests of one or more Foreign Subsidiaries.

“Vessel” means each vessel that is (or is required to be) documented under and pursuant to the laws of the United States with a coastwise endorsement owned or operated by the Company or any Subsidiary.

10C.                      Accounting Principles, Terms and Determinations; Changes in GAAP.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for assets or liabilities.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, (A) until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) until so amended, the Company shall provide to the holders of the Notes financial statements and other documents reasonably requested by any holder of a Note setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with the rules in effect on June 4, 2012 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

11.                               MISCELLANEOUS.

11A.                      Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B.                      Expenses.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement or any other Transaction Document, the Intercreditor Agreement, the Collateral Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement, the Notes or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Transaction Document, the Intercreditor Agreement or the Collateral Documents or the transactions contemplated hereby or thereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, provided however, the Company will not be required to pay the expenses of any holder of a Note or any Transferee in connection with the transfer of any Note by any holder of a Note to any Transferee.  The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.                      Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change or affect the principal thereof, or change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes, and (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein and in the Notes, the term “this Agreement” and references thereto means this Agreement as it may from time to time be amended or supplemented.

11D.                      Form, Registration, Transfer and Exchange of Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note.  No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.                      Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield-Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.                       Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein, in any other Transaction Document or made in writing by or on behalf of the Company or any other Credit Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

11G.                     Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.                     Independence of Covenants.  All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise, the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I.                          Notices.  All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 555 12th Street, 8th Floor, Oakland, CA 94067, Attention:  Chief Financial Officer or at such other address as the Company shall have specified to each holder of a Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.

11J.                        Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11K.                     Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to any Purchaser or the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

11L.                      Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

11M.                   Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11N.                      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O.                     Jurisdiction and Process; Waiver of Jury Trial.

(i)                                     The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)                                  The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 11O(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in paragraph 11I or at such other address of which such holder shall then have been notified pursuant to paragraph 11I.  The Company agrees that such service upon receipt (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iii)                               Nothing in this paragraph 11O shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(iv)                              The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, IF THE ABOVE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS NOT ENFORCEABLE, THE PARTIES HERETO AGREE THAT ANY AND ALL DISPUTES OR CONTROVERSIES OF ANY NATURE CONCERNING THIS AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY (EACH, A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY TO THIS AGREEMENT, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”).  IN SUCH EVENT, THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE ANY AVAILABLE SELF-HELP REMEDIES, FORECLOSE AGAINST

ANY COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

11P.                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which             shall be an original, but all of which together shall constitute one instrument.

11Q.                     Binding Agreement.  When this Agreement is executed and delivered by the signatories hereto, it shall become a binding agreement (subject to satisfaction of the conditions precedent set forth herein) of the signatories hereto.

MATSON, INC.,
a Hawaii corporation

By:	/s/ Matthew J. Cox
Its:	President and Chief Executive Officer

By:	/s/ Joel M. Wine
Its:	CFO and Sr. Vice President

NOTE PURCHASE AGREEMENT

The foregoing Agreement is

hereby accepted as of the

date first above written.

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Loyd T. Henderson
	Name:	Loyd T. Henderson
	Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	NYL Investors LLC, its Investment Manager

By:	/s/ Loyd T. Henderson
	Name:	Loyd T. Henderson
	Title:	Managing Director

NOTE PURCHASE AGREEMENT

PURCHASER SCHEDULE

	Aggregate Original Principal Amount of Notes Purchased	Note Denomination(s)
NEW YORK LIFE INSURANCE COMPANY (Tax I.D. No. 13-5582869)	$49,000,000	$49,000,000

(1)                                 All payments by wire or intrabank transfer of immediately available                               funds to:

JPMorgan Chase Bank

New York, New York 10019

Credit: New York Life Insurance Company

with sufficient information (including issuer, PPN number, interest rate, maturity and whether payment is of principal, premium, or interest) to identify the source and application of such funds.

All notices of payments, written confirmations of such wire transfers and any audit confirmation:

New York Life Insurance Company

c/o NYL Investors LLC

51 Madison Avenue

2nd Floor, Room 208

New York, New York 10010-1603

Attention:                                         Investment Services

Private Group

2nd Floor

A-1-1

(2)                                 All other communications:

New York Life Insurance Company

c/o NYL Investors LLC

51 Madison Avenue

2nd Floor, Room 208

New York, New York 10010

Attention:                                         Private Capital Investors

2nd Floor

and with a copy of any notices regarding defaults or Events of Default under the operative documents to:

Attention:                                         Office of General Counsel

Investment Section, Room 1016

(3)                                 Note(s) to be registered in the name of:  New York Life Insurance Company

A-1-2

	Aggregate Original Principal Amount of Notes Purchased	Note Denomination(s)
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION (Tax I.D. No. 13-3044743)	$26,000,000	$26,000,000

(1)                                 All payments by wire or intrabank transfer of immediately available funds to:

JPMorgan Chase Bank

New York, New York

Credit: New York Life Insurance and Annuity Corporation

with sufficient information (including issuer, PPN number, interest rate, maturity and whether payment is of principal, premium, or interest) to identify the source and application of such funds.

All notices of payments, written confirmations of such wire transfers and any audit confirmation:

New York Life Insurance and Annuity Corporation

c/o NYL Investors LLC

51 Madison Avenue

2nd Floor, Room 208

New York, New York 10010-1603

Attention:                                         Investment Services

Private Group

2nd Floor

A-1-3

(2)                                 All other communications:

New York Life Insurance and Annuity Corporation

c/o NYL Investors LLC

51 Madison Avenue

2nd Floor, Room 208

New York, New York 10010-1603

Attention:                                         Private Capital Investors

2nd Floor

and with a copy of any notices regarding defaults or Events of Default under the operative documents to:

Attention:                                         Office of General Counsel

Investment Section, Room 1016

(3)                                 Note(s) to be registered in the name of:  New York Life Insurance and Annuity Corporation

A-1-4

EXHIBIT A

[FORM OF NOTE]

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM THE REQUIREMENT FOR SUCH A REGISTRATION STATEMENT.

MATSON, INC.

3.92% SENIOR NOTE DUE 2045

No. [ ]	[Date]
$[ ]	PPN[ ]

For Value Received, the undersigned, Matson, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Hawaii, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] Dollars (or so much thereof as shall not have been prepaid) on September [  ], 2045, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.92% per annum from the date hereof, payable at maturity and semiannually, on the [  ] day of March and September in each year, commencing with the March [  ] or September [  ] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Yield-Maintenance Amount, at a rate per annum from time to time equal to the greater of (i) 5.92% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield-Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at the main office of JPMorgan Chase Bank in New York, New York or at such other place as the holder hereof shall have designated by written notice to the Company as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 30, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the original purchasers of the Notes.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

A-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.

This Note is guaranteed by certain of the Company’s Subsidiaries pursuant to the terms of that certain Multiparty Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield-Maintenance Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

MATSON, INC.

By
[Name]
[Title]

A-2

EXHIBIT B

[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company Letterhead - place on one page]

[Date]

[Name of Purchaser]
[Address]

Re:                             3.92% Senior Notes due 2045 (collectively, the “Notes”)

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement (the “Note Agreement”), dated as of July 30, 2015, between Matson, Inc., a Hawaii corporation (the “Company”), and you.  Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

You are hereby irrevocably authorized and directed to disburse the $75,000,000 purchase price of the Notes by wire transfer of immediately available funds to [bank name and address], ABA #              , for credit to the account of the               , account no.              .

Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.

Very truly yours,

MATSON, INC.

By:
Title:

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Exhibit C-1

[FORM OF] MULTIPARTY GUARANTY

This MULTIPARTY GUARANTY (“Guaranty”), dated as of September    , 2015, is made jointly and severally by each of the Persons listed on the signature pages hereof as Guarantors and each of the other Persons that from time to time becomes an Additional Guarantor pursuant to the terms of Section 14 hereof (each a “Guarantor” and collectively the “Guarantors”), in favor of each of the holders from time to time of the Notes (as defined below) (each a “Beneficiary” and collectively as the “Beneficiaries”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Note Agreement (as defined below).

RECITALS

A.                                    Matson, Inc., a Hawaii corporation (the “Company”), entered into that certain Note Purchase Agreement, dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) with the Purchasers named therein.

B.                                    Matson Navigation Company, Inc. (“Matson Navigation”) and each other undersigned Guarantor is a member of an affiliated group of companies that includes the Company and each of the Guarantors, and the proceeds from the issuance and sale of the Notes will be used, in part, by the Company and the Guarantors in connection with their respective operations.  Each Guarantor will receive direct and indirect benefits from the issuance of the Notes and the other transactions contemplated by the Note Agreement.

C.                                    In addition, the Note Agreement requires certain other Persons from time to time to become parties to this Guaranty as additional Guarantors.

GUARANTY

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees as follows:

1.              GUARANTY.

(a)                                 Unconditional Guaranty.  Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the complete payment when due (whether at stated maturity, by acceleration or otherwise) and due performance of all Guaranteed Obligations.  The term “Guaranteed Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company to the Beneficiaries in connection with the Note Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of the Note Agreement, the Notes or the other Transaction Documents.  This term includes all principal, interest (including interest that accrues after the commencement with respect to the Company of any action under applicable bankruptcy or insolvency law under any applicable jurisdiction, whether or not a claim for post-petition interest is allowed as a claim in such bankruptcy or insolvency proceeding), Yield-Maintenance Amount, if any, or other prepayment consideration, if any, overdue interest, indemnification payments, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company under the Note Agreement, the Notes or the other Transaction Documents.

(b)                                 Reimbursement of Expenses of Guarantors.  Each Guarantor also agrees to pay upon demand all costs and expenses of the Beneficiaries (including, without limitation, all reasonable fees and disbursements of any law firm or other external counsel) incurred by the Beneficiaries in enforcing any rights under this Guaranty or any other Transaction Documents to which such Guarantor is a party.

(c)                                  Guaranteed Obligations Unaffected.  No payment or payments made by any other Guarantor, guarantor or by any other Person, or received or collected by any of the Beneficiaries from any other Guarantor, guarantor or from any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 7 below, until the Guaranteed Obligations are paid in full (other than contingent indemnity obligations for which no claim has been made).

(d)                                 Joint and Several Liability.  All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the Beneficiaries pursuant to Section 1(b), above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

(e)                                  Enforcement of Guaranteed Obligations.  Each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a)), that the Guarantors will upon demand pay, or cause to be paid, in cash, the unpaid amount of all Guaranteed Obligations owing to the Beneficiary or Beneficiaries making such demand an amount equal to all of the Guaranteed Obligations then due to such Beneficiary or Beneficiaries.

(f)                                   Notice of Payment Under Guaranty.  Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any of the Beneficiaries on account of its liability hereunder, it will notify such Beneficiary in writing that such payment is made under this Guaranty for such purpose.

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2.              SUBROGATION.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in the Indemnity and Contribution Agreement, any and all rights of contribution, reimbursement, repayment, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations shall have been paid in full in cash (subject to Section 7 below).  In furtherance of the foregoing, for so long as any Guaranteed Obligations shall remain outstanding, no Guarantor shall take any action or commence any proceeding against the Company or any other guarantor of the Guaranteed Obligations (or any of their respective successors, transferees or assigns, whether in connection with a bankruptcy proceeding or otherwise), to recover any amounts in respect of payments made under this Guaranty to the Beneficiaries.

If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not have been paid in full in cash (subject to Section 7 below), such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over (i) to each Beneficiary (ratably based on the principal amount outstanding of Notes held by such Beneficiary at such time as a percentage of the aggregate principal amount outstanding of Notes held by all the Beneficiaries at such time) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine, or (ii) as a court of competent jurisdiction may otherwise direct.

3.              AMENDMENTS, ETC., WITH RESPECT TO THE GUARANTEED OBLIGATIONS.

Each Guarantor shall remain obligated hereunder notwithstanding:  (a) that any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) that any of the Note Agreement, the Notes, the other Transaction Documents or any other document executed in connection with any of them may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part (and each Guarantor expressly waives, any and all of its rights to consent to any of the foregoing actions described in this clause (b) and agrees that no such action, absent such Guarantor’s consent, will result in the exoneration of such Guarantor under applicable law); (c) that any guaranty, collateral or right of setoff at any time held by any Person for the payment of the Guaranteed Obligations may be obtained, sold, exchanged, waived, surrendered or released; (d) any loss or impairment of any rights of subrogation, reimbursement, repayment, contribution, indemnification or other similar rights of any Guarantor against the Company, any other Guarantor or any other Person with respect to all or any part of the

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Guaranteed Obligations; (e) any assignment or other transfer by any holder of the Notes of any part of the Guaranteed Obligations or the Notes; (f) any impossibility of performance, impracticability, frustration of purpose or illegality under the Note Agreement, the Notes or any other Transaction Document or any force majeure or act of any governmental authority; or (g) any reorganization, merger, amalgamation or consolidation of the Company or any Guarantor with or into any other Person.  Each Guarantor hereby waives, any and all defenses, counterclaims or offsets which such Guarantor might or could have by reason of any of the foregoing and any other defense or objection which such Guarantor might or could have to the absolute, primary and continuing nature, or the validity, enforceability or amount of this Guaranty (other than any defense based upon the final payment in full in cash and performance in full of the Guaranteed Obligations).

4.              GUARANTY ABSOLUTE AND UNCONDITIONAL.

Each Guarantor waives any and all notice of the creation, renewal, extension, amendment, modification or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty.  The Note Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Guaranty; and all dealings between the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, the other Guarantors, any other guarantor or itself with respect to the Guaranteed Obligations.  This Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the Note Agreement, the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any one or more of the other Guarantors against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or any other Guarantor or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company, the other Guarantors or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Guarantor or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Guarantor or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Guarantor or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors.

4

Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor waives any rights and defenses which are or may become available to such Guarantor by reason of California Civil Code §§2787 through 2855, 2899 and 3433 and California Code of Civil Procedure §§580a, 580b, 580d and 726.  Accordingly, each Guarantor waives all rights and defenses that such Guarantor may have because the Company’s debt is secured by real property.  This means, among other things:  (A) the Beneficiaries may collect from such Guarantor without first foreclosing on any real or personal property Collateral pledged by the Company; and (B) if the collateral agent with respect thereto forecloses on any real property collateral pledged by the Company:  (1) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Beneficiaries may collect from such Guarantor even if the collateral agent, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the Company.  This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because the Company’s debt is secured by real property.  These rights and defenses include, but are not limited to, any rights of defenses based upon §§580a, 580b, 580d or 726 of the California Code of Civil Procedure.  Further, each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure §580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.  As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing is included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Guaranty or the Guaranteed Obligations.

5.              DUTY OF GUARANTORS TO STAY INFORMED.

Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to any Guarantor.

6.              REPRESENTATIONS AND WARRANTIES.

Each Guarantor hereby represents and warrants to each of the Beneficiaries that, as of the date such Person becomes a party hereto:

(a)                                 Such Guarantor, if it is a corporation, limited partnership or limited liability company:  (i) is an entity duly organized, validly existing and in good standing under the laws of the state of its formation; and (ii) has all requisite organizational power and authority to own its properties and to carry on its business as currently conducted, and to execute and deliver this Guaranty and to perform its obligations hereunder;

5

(b)                                 Such Guarantor, if it is a general partnership, has all requisite partnership power and authority to conduct its business, to own and lease its property or assets, to execute and deliver this Guaranty and to perform its obligations hereunder;

(c)                                  The execution, delivery and performance by such Guarantor of this Guaranty (i) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and (ii) do not contravene such Guarantor’s charter documents, bylaws, partnership agreement, operating agreement or any similar governing document, as applicable;

(d)                                 Neither the execution and delivery of this Guaranty will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Guarantor pursuant to the organizational documents of any such Guarantor, any award of any arbitrator or any agreement (including any agreement with equityholders of such Guarantor), instrument, order, judgment, decree, statute, law, rule or regulation to which such Guarantor is subject;

(e)                                  Neither the nature of any Guarantor nor any of their respective businesses or properties, nor any relationship between the Guarantors or any Subsidiary and any other Person, nor any circumstance in connection with this Guaranty require any material authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Date with respect to this Guaranty and any consents which have been obtained) in connection with the execution and delivery of this Guaranty or the fulfillment of or compliance with the terms and provisions hereof or of any other Transaction Document;

(f)                                   This Guaranty constitutes a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity;

(g)                                  There is no action, suit, investigation or proceeding pending or, to the knowledge of such Guarantor, threatened against such Guarantor or any of its Subsidiaries which questions the validity or legality of or seeks damages in connection with this Guaranty or any of the other Transaction Documents or any action taken or to be taken pursuant to this Guaranty or any of the other Transaction Documents.  There is no action, suit, investigation or proceeding pending or, to the knowledge of such Guarantor, threatened against such Guarantor or any of its Subsidiaries or any properties or rights of any of the foregoing, by or before any court, arbitrator or administrative or governmental body which, individually or collectively, could reasonably be expected to have a Material Adverse Effect;

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(h)                                 The Guaranteed Obligations are not subject to any offset or defense of any kind against any Beneficiary or the Company;

(i)                                     After giving effect to this Guaranty, such Guarantor (other than Matson Terminals, Inc.) will be “Solvent,” (taking into account any and all rights of contribution) meaning:  (a) the fair market value of such Guarantor’s assets will be in excess of the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature; (b) such Guarantor will not have unreasonably small capital to carry on its business as conducted or as proposed to be conducted; (c) such Guarantor does not intend to or believe that it will incur debts beyond its ability to generally pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (d) such Guarantor does not intend to hinder, delay or defraud either present or future creditors.  In addition, such Guarantor (including Matson Terminals, Inc.) will have received fair consideration and reasonably equivalent value in exchange for incurring its Debt under this Guaranty.

(j)                                    Such Guarantor has made its appraisal of and investigation into the business, prospects, operations, property or assets, condition (financial or otherwise) and creditworthiness of the Company and the other Guarantors and has made its decision to enter into this Guaranty independently based on such documents and information as it has deemed appropriate and without reliance upon any of the Beneficiaries or any of their partners, directors, trustees, members, officers, agents, designees or employees, and such Guarantor has established adequate means of obtaining from the Company and the other Guarantors, on a continuing basis, financial or other information pertaining to the business, prospects, operations, property, assets, condition (financial or otherwise) of the Company and the other Guarantors; and

(k)                                 Neither such Guarantor nor its properties or assets have any immunity from jurisdiction of any court or from any legal process (whether through service of process or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

7.              TERMINATION; REINSTATEMENT.

This Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by irrevocable payment in full in cash, upon the occurrence of which this Guaranty shall, subject to the immediately succeeding sentence, terminate.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other Guarantor or in connection with the application of applicable fraudulent conveyance or fraudulent transfer law, all as though such payments had not been made.  A Guarantor shall be automatically released from this Guaranty as set forth in paragraph 5H of the Note Agreement.

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8.              PAYMENTS.

Each Guarantor hereby agrees that upon demand the Guaranteed Obligations will be paid to each of the Beneficiaries without setoff or counterclaim in U.S. dollars in immediately available funds at the location specified by such Beneficiary pursuant to the Note Agreement.

9.              SEVERABILITY.

Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Guaranty shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Guaranty being prohibited or invalid.

10.       HEADINGS.

Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

11.       APPLICABLE LAW.

THIS GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

12.       ENTIRE AGREEMENT.

This Guaranty constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes any and all prior or contemporaneous commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the Guarantors, on the one hand, and the Beneficiaries, on the other hand.  There are no oral agreements between the Guarantors, on the one hand, and the Beneficiaries, on the other hand.

13.       CONSTRUCTION.

Each of the Guarantors and the Beneficiaries acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Guaranty with such legal counsel.

14.       ADDITIONAL GUARANTORS.

The initial Guarantors hereunder shall be such Domestic Subsidiaries of the Company as are signatories on the date hereof.  From time to time subsequent to the date hereof, additional

8

Persons may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), in accordance with the terms of paragraph 5H of the Note Agreement by executing a counterpart of this Guaranty.  Upon delivery of any such executed counterpart, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor under this Guaranty with the same force and effect, and subject to the same agreements, representations, guaranties, indemnities, liabilities and obligations as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Person otherwise obligated to become a Guarantor hereunder pursuant to the terms of the Note Agreement to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.  The execution of a counterpart of this Guaranty by any Person shall not require the consent of any other Guarantor and all of the Guaranteed Obligations of each Guarantor under this Guaranty shall remain in full force and effect notwithstanding the addition of any Additional Guarantor to this Guaranty.

15.       COUNTERPARTS; EFFECTIVENESS.

This Guaranty and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

This Guaranty shall become effective as to each Guarantor upon the execution and delivery of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Person) and receipt of written or telephonic notification of such execution and authorization of delivery thereof.

Delivery of an executed counterpart hereof by any Guarantor by facsimile or electronic pdf shall be as effective as delivery of a manually executed counterpart hereof and shall be considered a representation that an original executed counterpart hereof will be delivered.

16.       WAIVERS AND AMENDMENTS; SUCCESSORS AND ASSIGNS.

No amendment or waiver of any term or provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same is in writing and signed by the Required Holders; provided, however, that no such amendment reducing any payment obligations under this Guaranty shall be effective unless signed by each Beneficiary.  Notwithstanding anything to the contrary contained herein, upon (a) the dissolution of any Guarantor, or (b) the sale or other disposition of all of the shares of stock, partnership interests, membership interests or other equity interests of any Guarantor to any Person other than a Credit Party that, in each case, is permitted under the Note Agreement, such Guarantor shall be released from its obligations under this Agreement.  This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns; provided, however, that no Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of the Required Holders.  This Guaranty shall inure to the benefit of each of the Beneficiaries and its successors, assigns and transferees.

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17.       ADDRESS FOR NOTICES.

All notices and communications provided for hereunder shall be in writing and sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser or its nominee, addressed as specified for such communications in the Purchaser Schedule attached to the Note Agreement, or at such other address as such Purchaser or its nominee shall have specified to the Company, on behalf of each of the Guarantors, in writing, (ii) if to any other Beneficiary, addressed to such Person at such address as it shall have specified in writing to the Company or, if any such Person shall not have so specified an address, then addressed to such Person in care of the last holder of Notes held by such Person which shall have so specified an address to the Company, and (iii) if to any Guarantor, addressed to such Guarantor care of the Company at 555 12th Street, 8th Floor, Oakland, CA 94067, Attention:  Chief Financial Officer.

18.       FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

No failure or delay on the part of any Beneficiary in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any rights or remedies otherwise available.

19.       PERSONAL JURISDICTION.

Each Guarantor irrevocably agrees that any legal action or proceeding with respect to this Guaranty, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith shall be brought in the courts of the State of New York or the United States of America for the Southern District of New York as the Required Holders may elect, and, by execution and delivery hereof, each Guarantor accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Required Holders in writing, with respect to any action or proceeding brought by such Guarantor against any Beneficiary.  Each Guarantor hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

20.       WAIVER OF JURY TRIAL.

THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

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THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS GUARANTY AND THE OTHER TRANSACTION DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of page intentionally left blank.  Next page is signature page.]

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board, President and Chief Executive Officer

MATSON LOGISTICS, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board

MATSON TERMINALS, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board and President

MATSON VENTURES, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board and President

[SIGNATURE PAGE TO MULTIPARTY GUARANTY]

Exhibit C-2

[FORM OF]

INDEMNITY, CONTRIBUTION AND SUBORDINATION AGREEMENT

This INDEMNITY, CONTRIBUTION AND SUBORDINATION AGREEMENT (this “Agreement”), dated as of September   , 2015, is entered into among each of the Persons identified on the signature pages hereof as Guarantors, and such other Persons who from time to time become parties hereto in accordance with Section 9 of this Agreement (collectively, the “Guarantors” and each, individually, a “Guarantor”) and Matson, Inc., a Hawaii corporation (the “Company”).  The Company and the Guarantors are sometimes referred to herein as the “Credit Parties”.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Note Agreement (as defined below).

A.            The Company entered into that certain Note Purchase Agreement, dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) with the Purchasers named therein.

B.            Matson Navigation Company, Inc., a Hawaii corporation and each other undersigned Guarantor is a member of an affiliated group of companies that includes the Company and each of the Guarantors, and the proceeds from the issuance and sale of the Notes will be used, in part, by the Company and the Guarantors in connection with their respective operations.  Each Guarantor will receive direct and indirect benefits from the issuance of the Notes and the other transactions contemplated by the Note Agreement.

C.            In addition, the Note Agreement requires certain other Persons from time to time to become parties to this Agreement as additional Guarantors.

Pursuant to the Transaction Documents, the Credit Parties are jointly and severally liable for all obligations (the “Obligations”) under such documents.  Each Credit Party acknowledges that it has received and expects to receive financial and other support, directly or indirectly, from the other Credit Parties (including, without limitation, in the form of existing liquidity provided to the Credit Parties by the extension of credit from the issuance and sale of the Notes); accordingly, each Credit Party has determined that it is in its interest and to its financial benefit to execute and deliver an agreement in the form hereof.

Accordingly, the Credit Parties agree as follows:

SECTION 1.  INDEMNITY AND CONTRIBUTION.

A.            Definitions.  The following defined terms are used in this Section 1:

“Claiming Credit Party” shall mean any Credit Party which has made an Excess Payment, until the amount thereof has been reduced to zero through reimbursements to such Credit Party hereunder or otherwise.

“Excess Payment” shall mean, with respect to any payment made by a Credit Party to any holder of a Note pursuant to the terms of the Note Agreement, the Notes, the Multiparty Guaranty or any other Transaction Document on or after any Payment Date, the amount by which such payment exceeds the aggregate amount of proceeds of the Notes received, directly or indirectly, by such Credit Party as of such Payment Date as a result of the credit provided from the issuance and sale of the Notes.  For purposes of this definition of “Excess Payment”, the amount of any payment made by a Credit Party shall include an amount equal to the gross proceeds from any sale of such Credit Party’s assets pursuant to the Transaction Documents to which such Credit Party is a party to satisfy all or any part of the Obligations.

“First Round Contributing Credit Party” shall mean each Credit Party as to which a Payment Deficiency exists.

“Net Worth” shall mean the difference between the following:  (1) the aggregate value of all assets (including contingent assets) of a Credit Party (at fair valuation and present fair saleable value), less (2) the aggregate amount of all liabilities (including contingent liabilities) of that Credit Party.  Net Worth shall be measured, in the case of each Credit Party, as of the date of this Agreement, subject to adjustment in accordance with the provisions of Sections 1C and/or 1D below.  In the event that the Net Worth of any Credit Party is less than zero, the Net Worth of such Credit Party shall be zero for purposes of any computation pursuant to Section 1C and/or 1D below.

“Payment Date” shall mean the maturity date (or the date of any required prepayment) of any of the Notes or the date of any notice of acceleration delivered by any holder of the Notes to the Company pursuant to paragraph 7A of the Note Agreement with respect to any of the Notes.

“Payment Deficiency” shall mean, with respect to any Credit Party as of any Payment Date, the amount by which the aggregate amount of proceeds of the Notes received by such Credit Party, directly or indirectly, from the issuance and sale of the Notes as of such Payment Date exceeds the payments made by such Credit Party under the Note Agreement, the Notes, the Multiparty Guaranty or any other Transaction Documents as of such Payment Date.

“Second Round Contributing Credit Party” shall mean each Credit Party having a positive Net Worth after giving effect to payments made or received by that Credit Party pursuant to Section 1B below.

B.            First Round Contributions.  Each Credit Party agrees (subject to Section 3 hereof) that in the event a payment shall be made by any other Credit Party under any of the Transaction Documents, or assets of any other Credit Party shall be sold pursuant to any mortgage, security agreement or similar instrument or agreement to satisfy any

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Obligations at any time on or after a Payment Date, each First Round Contributing Credit Party shall be responsible, by way of contribution, for the reimbursement to the Claiming Credit Parties of an amount equal to the Excess Payment of each Claiming Credit Party; provided that the aggregate amount owed by any First Round Contributing Credit Party shall not exceed the Payment Deficiency of such First Round Contributing Credit Party.  The aggregate amounts so reimbursed by all First Round Contributing Credit Parties shall be allocated, among all Claiming Credit Parties, in proportion to the Excess Payment made by each such Claiming Credit Party as compared to the aggregate Excess Payments made by all such Claiming Credit Parties.

C.            Second Round Contributions.  In the event that an Excess Payment made by a Claiming Credit Party is not completely reimbursed pursuant to Section 1B above, and such Claiming Credit Party has a negative Net Worth after giving effect to such prior reimbursements (but without giving effect to any other reimbursement right under this Section 1), then there shall be a second contribution round for the benefit of that Claiming Credit Party in accordance with this Section 1C.  The Second Round Contributing Credit Parties shall reimburse, to such Claiming Credit Parties, an aggregate amount equal to the total remaining Excess Payments of such Claiming Credit Parties; provided, however, that in no event shall the amount so paid by any Second Round Contributing Credit Party exceed the amount of its Net Worth (before giving effect to the contribution made by such party under this Section 1C).  Subject to the foregoing proviso, the amount so contributed by each Second Round Contributing Credit Party shall be equal to such total remaining Excess Payments multiplied by a fraction, the numerator of which is the Net Worth of such Second Round Contributing Credit Party, and the denominator of which is the aggregate Net Worth of all Second Round Contributing Credit Parties.  The aggregate amount of such contributions under this Section 1C shall, in turn, be allocated among such Claiming Credit Parties in proportion to the remaining Excess Payment of each.

D.            Subsequent Round Contributions.  In the event that an Excess Payment made by a Claiming Credit Party pursuant to Section 1C above is not completely reimbursed pursuant thereto (or pursuant to any subsequent round of contribution payments made under this Section 1D), then there shall be a further contribution round in which each Credit Party which made a contribution in the immediately preceding round and continues to have a positive Net Worth after giving effect thereto shall be responsible, by way of contribution, for its pro rata share of such remaining unreimbursed Excess Payments.  The calculation of such further pro rata contribution obligations as between such contributing Credit Parties, and the allocation of such contributions among such Claiming Credit Parties, shall proceed in each such subsequent round in accordance with the respective proration and allocation provisions generally set forth in Section 1C.  Nothing in this Section 1 shall affect any Credit Party’s joint and several liability for all Obligations.

SECTION 2.  No Waiver of Other Rights.  All rights of each Credit Party under Section 1 shall be in addition to and not in derogation of any and all other rights of indemnity, contribution, reimbursement or subrogation which such Credit Party may have under applicable law in respect of the Note Agreement, the Notes, the Multiparty

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Guaranty or any other Guaranty, as applicable, but in all events subject to the subordination provisions in Section 3.  However, such Credit Party shall be entitled to only a single satisfaction of any claim giving rise to any rights under Section 1 and applicable law in respect of the Transaction Documents to which such Person is a party, and any such other rights of indemnity, contribution, reimbursement or subrogation shall be expressly subordinate (in time and right of payment) to the contractual rights of each Credit Party under Section 1.

SECTION 3.  Subordination.  Each Credit Party (i) subordinates all present and future indebtedness owing to it from any of the other Credit Parties (including, without limitation, under Section 1 and under such Credit Party’s rights of indemnity, contribution, reimbursement or subrogation under applicable law) to the final payment in full in cash of all of the Obligations, (ii) agrees that it will not accelerate, or make a claim in respect of, such indebtedness or otherwise attempt to enforce any of its rights under Section 1 until all Obligations have been indefeasibly paid in full in cash and (iii) agrees that it will not assign or pledge to any Person all or any part of such indebtedness, except for any Liens permitted under paragraph 6C(1) of the Note Agreement.  If, notwithstanding the foregoing, any Credit Party shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Credit Party as trustee for the holders of the Notes, and shall promptly be paid over (x) to the holders of the Notes for application to the Obligations in accordance with the terms of the Note Agreement and the other Transaction Documents, without affecting in any manner the liability of the other Credit Parties to such Credit Party hereunder, or (y) as a court of competent jurisdiction may otherwise direct.  Notwithstanding anything to the contrary in this Section 3, any Credit Party may make payments to any other Credit Party in respect of indebtedness owing by such Credit Party to any such other Credit Party during such times as no Event of Default has occurred and is continuing.

SECTION 4.        Waivers.

A.            Each of the Credit Parties waives any right to require a Claiming Credit Party to:  (i) proceed against any Person, including another Credit Party; (ii) proceed against or exhaust any collateral held from another Credit Party or any other Person; (iii) pursue any other remedy in the Claiming Credit Party’s power; or (iv) make any presentments, demands for performance, or give any notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the payments required under this Agreement.

B.            Each of the Credit Parties waives any defense arising by reason of:  (i) any disability or other defense of, any other Credit Party or any other Person; (ii) the cessation from any cause whatsoever, other than payment in full, of any liability of any Credit Party or any other Person; (iii) any act or omission by a Claiming Credit Party which directly or indirectly results in or aids the discharge of a Credit Party from the obligation to make payments required by this Agreement by operation of law or otherwise; and (iv) any modification of the obligations, in any form whatsoever, including any modification made after revocation hereof to any obligations incurred prior

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to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of the obligations, or other change in the terms of the obligations or any part thereof, including increase or decrease of the rate of interest thereon.

C.            Each of the Credit Parties waives all rights and defenses arising out of an election of remedies by a Claiming Credit Party, even though that election of remedies, might prejudice the Credit Party’s rights of subrogation and reimbursement against another Credit Party.

SECTION 5.        Termination.  This Agreement shall survive and remain in full force and effect so long as any part of the Obligations has not been paid in full in cash, and shall continue to be effective or be reinstated, as the case may be, if at any time any part of a payment of the Obligations is rescinded or must otherwise be restored by any holder of Notes or any Credit Party upon the bankruptcy or reorganization of any Credit Party, or otherwise.  A Guarantor shall be automatically released from this Agreement as set forth in paragraph 5H of the Note Agreement.

SECTION 6.  No Waiver.  No failure on the part of any Credit Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any Credit Party preclude any other or further exercise or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.  No Credit Party shall be deemed to have waived any rights under this Agreement unless the waiver is in writing and signed by the party or parties affected.

SECTION 7.  Binding Agreement.  Whenever in this Agreement any of the parties is referred to, the reference shall include the successors and assigns of the party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  This Agreement shall not be amended or terminated, nor any provision herein waived, and no Credit Party may assign or delegate any of its obligations under this Agreement (and any attempted assignment or delegation shall be void), without in each case the prior written consent of the Required Holders.  Notwithstanding anything to the contrary contained herein, upon (a) the dissolution of any Credit Party, or (b) the sale or other disposition of all of the shares of stock, partnership interests, membership interests or other equity interests of any Credit Party to any Person other than another Credit Party that, in each case, is permitted under the Note Agreement, such Credit Party shall be released from its obligations under this Agreement.  Each Credit Party acknowledges and agrees that the holders from time to time of Notes are intended indirect beneficiaries of the benefits created in favor of each Credit Party by the indemnification and contribution provisions of this Agreement.

SECTION 8.  Severability.  To the extent that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party shall be required to comply with the provision for so long as the

5

provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.  Additional Credit Parties.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as Guarantors in accordance with the terms of paragraph 5H of the Note Agreement.  Each such Person shall become a party to this Agreement by executing and delivering to the holders of the Notes, with a copy to the other parties hereto, a counterpart of this Agreement and, thereupon, shall be deemed a Guarantor for all purposes hereunder with the same force and effect as if originally named as a Guarantor herein.  The addition of any new Guarantor as a party to this Agreement shall not require the consent of any other Credit Party hereunder.

SECTION 10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one instrument.  The counterpart signature pages may be detached and assembled to form a single original document.  This Agreement shall be effective with respect to any Credit Party when a counterpart bearing the signature of such Credit Party shall have been executed and delivered to all parties.  In the event that any Person shall become a Credit Party after the date hereof, that Person may become a party to this Agreement by executing and delivering to all parties a counterpart of this Agreement.  Upon execution and delivery of the counterpart, such Person shall be a Credit Party for purposes of this Agreement.

SECTION 11.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of Page Intentionally Blank]

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The parties have caused this Agreement to be duly executed as of the date hereof.

GUARANTORS:

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board, President and Chief Executive Officer

MATSON LOGISTICS, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board

MATSON TERMINALS, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board and President

MATSON VENTURES, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: Chairman of the Board and President

[SIGNATURE PAGE TO INDEMNITY, CONTRIBUTION AND SUBORDINATION AGREEMENT]

COMPANY:

MATSON, INC.,
a Hawaii corporation

By:

Name: M. J. Cox

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO INDEMNITY, CONTRIBUTION AND SUBORDINATION AGREEMENT]

Exhibit C-3

[FORM OF]

SECURITY AGREEMENT

Vessel Type Aloha Class — Hull No. 29

SECURITY AGREEMENT dated                              , 20    , between Matson Navigation Company, Inc. (the “Obligor”) and Bank of America, N.A., in its capacity as Collateral Agent (“Collateral Agent”) for the benefit of the Secured Parties (as defined below).

Reference is made to (i) the Credit Agreement dated as of June 4, 2012 (the “Credit Agreement”) among the Obligor, Bank of America, N.A., as administrative agent, and the lenders party thereto (together with their respective successors, transferees and assigns, the “Lenders”), as modified by that certain Assignment and Assumption Agreement dated as of June 28, 2012 among Alexander & Baldwin Holdings, Inc., the Obligor and Bank of America, N.A. and as amended by that certain First Amendment to Credit Agreement dated as of July [29], 2015, (ii) Second Amended and Restated Note Agreement dated as of June 4, 2012 (the “Prudential Note Agreement”) by and among the Obligor and certain purchasers party thereto (together with their respective successors, transferees and assigns, the “Prudential Purchasers”), as modified by that certain Company Assignment, Assumption and Release Agreement dated as of June 29, 2012 among Matson, Inc., the Obligor and the purchasers party thereto, and as amended by that certain Amendment to Second Amended and Restated Note Agreement dated as of July [29], 2015, (iii) the Guaranty Agreement dated as of June 28, 2012 (the “Credit Agreement Guaranty”) executed by  the Obligor, Matson Logistics, Inc., Matson Terminals, Inc. and Matson Ventures, Inc.(1) (collectively, the “Guarantors”), (iv) the Multiparty Guaranty dated as of June 29, 2012 (the “Prudential Guaranty”) executed by the Guarantors, (v) the Multiparty Guaranty dated as of January 28, 2014 (the “NYL Guaranty” and, together with the Credit Agreement Guaranty and the Prudential Guaranty, the “Guaranties”) executed by the Guarantors, (vi) the Note Agreement dated as of November 5, 2013 (the “NYL Note Agreement” and, collectively with the Credit Agreement and the Prudential Note Agreement, the “Financing Agreements”)(2) by and among Matson, Inc. and the purchasers party thereto (together with their respective successors, transferees and assigns, the “NYL Purchasers” and, collectively with the Lenders and the Prudential Purchasers, the “Secured Parties”), as amended by that certain First Amendment to Note Purchase Agreement dated as of July [29], 2015 and (vii) the Intercreditor and Collateral Agency Agreement dated as of the date hereof among the Secured Parties and the Collateral Agent (the “Intercreditor Agreement”).

1.             GENERAL DEFINITIONS.

1.1          As used herein, “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

1.2          All capitalized terms contained in this Agreement, but not specifically defined in this Agreement, shall have the meanings provided by the UCC to the extent the same are used or defined therein.

2.             OBLIGATIONS SECURED.  The Collateral (as defined below) shall secure any and all obligations of the Obligor to or for the benefit of the Secured Parties under the Guaranties, whether now existing or hereafter arising, joint or several, absolute or contingent, liquidated or unliquidated, and however arising (all such indebtedness, obligations and liabilities of the Obligor under the Guaranties

(1)           To be updated for any additional guarantors.

(2)           To be updated for any additional Note Purchase Agreements and related guaranties.

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being collectively referred to herein as the “Guaranty Obligations”; and the Financing Agreements, together with any agreement, instrument, guaranty or other document now or hereafter evidencing or securing any of the Guaranty Obligations, being collectively referred to herein as the “Financing Documents”).

3.             GRANT OF SECURITY INTEREST.  To secure the punctual payment and performance of the Guaranty Obligations when due (whether at the stated maturity, by acceleration, demand or otherwise), the Obligor effective as of the date hereof (the “Granting Date”) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in and to, and a lien upon (the “Security Interest”), all right, title and interest of the Obligor in and to the following property, whether now owned and existing or hereafter acquired or arising, and wherever located (collectively, the “Collateral”):

(a)           that certain Shipbuilding Contract (Vessel Type Aloha Class — Hull No. 29) by and between Aker Philadelphia Shipyard, Inc. and Matson Navigation Company, Inc. dated as of November 6, 2013 (the “Shipbuilding Contract”);

(b)           any personal property assets constituting (i) work in process under the Shipbuilding Contract, including without limitation, the applicable partially-constructed vessel, (ii) Buyer’s Supplies (as defined in the Shipbuilding Contract), and (iii) any Goods, Inventory and material the Obligor has title to under the Shipbuilding Contract; and

(c)           all Proceeds of any of such property in whatever form, whether derived from voluntary or involuntary disposition, all products of any of such property, all renewals, replacements, substitutions, and additions to or from any such property..

The Security Interest created herein shall be subject to any applicable restriction to the creation of a Security Interest to the extent that such restriction is not made ineffective by UCC Sections 9-406, 9-407, 9-408, or 9-409.

4.             REPRESENTATIONS AND WARRANTIES.  The Obligor represents and warrants that:

4.1          Authority.  The Obligor has full power and authority to grant security interests in the Collateral, to execute and deliver this Agreement, and to perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person except as may have been specifically disclosed to the Secured Parties in writing.

4.2          Information Regarding Names.  The Obligor has disclosed to the Secured Parties in Schedule I hereto complete and correct information regarding the Obligor’s exact legal name, type of organization and jurisdiction of incorporation.

5.             COVENANTS AND AGREEMENTS OF THE OBLIGOR.  The Obligor covenants and agrees as follows:

5.1          Information Regarding Names.  At least 10 days (or such shorter period of time approved in writing by the Collateral Agent) before changing its name or adopting a new name, the Obligor shall give written notice to the Collateral Agent of any new name of the Obligor.

5.2          Further Assurances and Authority of Collateral Agent.  The Obligor shall from time to time on and after the Granting Date execute, deliver, file and record all such further agreements, instruments, financing statements, notices and other documents (including any information necessary to

2

update Schedule I hereto) as may be reasonably requested by the Collateral Agent to perfect or preserve the Security Interest, to enable the Collateral Agent to notify any third parties of the existence of the Collateral Agent’s Security Interest, or otherwise to carry out the intent of this Agreement.  On and after the Granting Date, the Obligor authorizes the Collateral Agent to file financing statements where desirable in the Collateral Agent’s judgment to perfect the Security Interest under the UCC without the signature of the Obligor.

6.             RELEASE OF COLLATERAL; TERMINATION OF AGREEMENT.  Provided that no Event of Default under any of the Financing Agreements has then occurred and is continuing, upon the earlier of (a) delivery of the Vessel (as defined in the Shipbuilding Contract) to the Obligor and (b) delivery of a written Notice of Termination of Security Interest from the Obligor to the Collateral Agent in substantially the form set forth as Exhibit A hereto (which the Obligor may deliver to the Collateral Agent at any time in its sole discretion with or without the occurrence or happening of any event and without any further action on the part of any party hereto, but, as an abundance of caution, subject to the proviso at the beginning of this sentence), the Security Interest in the Collateral shall be automatically terminated and released, and this Security Agreement shall automatically terminate and no longer be of any force or effect without any further action of any party.  The Collateral Agent agrees, at the sole expense of the Obligor, to promptly file UCC amendments and execute and deliver any other documents or instruments reasonably requested by Obligor to evidence the termination of the Security Interest so released.

7.             RIGHTS AND REMEDIES OF THE SECURED PARTIES UPON EVENT OF DEFAULT.

7.1          Effect of Event of Default Remedies.  If any Event of Default described in the Financing Documents shall occur and be continuing, the Collateral Agent shall have all of the rights, powers and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code of the state in which such rights, powers and remedies are asserted.

7.2          Application of Proceeds.  Subject to the rights of any prior secured party, any proceeds received by the Secured Parties in respect of any sale of collection from, or other realization upon all or any part of the Collateral following the occurrence of an Event of Default shall be applied as set forth in the Intercreditor Agreement.

7.3          Notice.  Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of Collateral, or any other intended action by the Collateral Agent, which is sent pursuant to Section 11 hereof at least ten (10) days prior to such proposed action, or such longer period as shall be specified by applicable law, shall constitute commercially reasonable and fair notice thereof to the Obligor.

8.             REMEDIES NOT EXCLUSIVE; FORECLOSURES.  No right or remedy hereunder is exclusive of any other right or remedy.  Each and every right and remedy shall be cumulative and shall be in addition to and without prejudice to every other remedy given hereunder, under any other agreement between the Obligor and the Collateral Agent or now or hereafter existing at law or in equity, and may be exercised from time to time as often as deemed expedient, separately or concurrently.  The giving, taking or enforcement of or execution against any other or additional security, collateral, or guaranty for the payment of the Guaranty Obligations shall not operate to prejudice, waive or affect any rights, powers or remedies hereunder, nor shall the Collateral Agent be required to first look to, enforce, exhaust or execute against such other or additional security, or guarantees prior to so acting against the Collateral.  The Collateral Agent may foreclose on or execute against the items of Collateral in such order as the Collateral Agent may, in its sole and unfettered discretion, determine.

3

9.             WAIVERS.  The failure or delay of the Collateral Agent to insist in any instances upon the performance of any of the terms, covenants or conditions of this Agreement or other Financing Documents, or to exercise any right, remedy or privilege herein or therein conferred, shall not impair or be construed as thereafter waiving any such covenants, remedies, conditions or provisions, but every such term, condition and covenant shall continue and remain in full force and effect; nor shall any waiver of an Event of Default suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type.

10.          SEVERABILITY.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

11.          NOTICE.  All notices, demands and communications hereunder shall be in writing and shall be by messenger or overnight air courier, facsimile transmission, e-mail or United States mail and shall be deemed to have been given when delivered (or, if such day is not a business day, the next occurring business day) by messenger or overnight air courier, upon completion of facsimile transmission or e-mail (with, in each case, electronic confirmation of receipt) or two business days after deposit in the United States mail, registered or certified, with postage prepaid, addressed to the parties at the addresses set forth on the signature page hereof, or at such other address as any party shall have furnished to the other parties in writing in accordance with the requirements of this Section 11.

12.          GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13.          WAIVERS BY THE OBLIGOR.  Except as otherwise expressly provided in this Agreement or the other Financing Documents, the Obligor waives:  (i) presentment, demand, and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension, or renewal of any or all Financing Documents under or pursuant to which the Obligor may in any way be liable and hereby ratifies and confirms whatever the Collateral Agent or Secured Parties may do in this regard; (ii) notice prior to taking possession or control of Collateral or any bond or security that might be required by any court prior to allowing the Collateral Agent to exercise any remedies; (iii) the benefit of all valuation, appraisement, and exemption laws; (iv) any right to require the Collateral Agent to proceed against any other person or collateral held from any other person; (v) any right to require the Collateral Agent to pursue any other remedy in the Collateral Agent’s power whatsoever; or (vi) any defense arising out of any election by Collateral Agent to exercise or not exercise any right or remedy it may have against the Obligor, any other person or any security held by it, even though such election operates to impair or extinguish any right of reimbursement to subrogation or other right or remedy of the Obligor against any other person or any such security.

14.          ADDITIONAL SECURED PARTIES.  If any Loan Party enters into any other Note Purchase Agreement (as defined in the Credit Agreement), then, upon written notice by the Obligor to the Collateral Agent and the Secured Parties, the holders of the indebtedness under such Note Purchase Agreements shall become additional Secured Parties (each, an “Additional Secured Party”) hereunder.  Effective upon such notice, each Additional Secured Party shall have the same rights and obligations as the other Secured Parties hereunder and the term “Secured Parties” as used herein shall be deemed to include each such Additional Secured Party.  Notwithstanding Section 15.2, no consent of the Collateral Agent or any Secured Party shall be necessary to add such holders as additional Secured Parties.

4

15.          MISCELLANEOUS.  The Obligor agrees that the following shall govern the interpretation and enforcement of this Agreement:

15.1        Binding on Successors.  This Agreement shall be binding upon the Obligor, the administrators, successors and assigns of the Obligor, and shall inure to the benefit of and be enforceable by the Collateral Agent, its successors, transferees and assigns.

15.2        No Oral Modifications.  None of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except pursuant to the agreement thereto of the parties hereto in writing.

15.3        Section Titles.  The section titles contained in this Agreement are merely for convenience and shall be without substantive meaning or content.

15.4        Construction.  The word “including” shall have the inclusive meaning represented by the phrase “including without limitation.”  Unless the context of this Agreement clearly otherwise requires, the word “or” shall have the meaning represented by the phrase “and/or,” references to the plural include the singular and references to the singular include the plural.

16.          WAIVER OF JURY TRIAL.  The Obligor and the Collateral Agent each irrevocably and unconditionally waive trial by jury in any action or proceeding relating to this Agreement or any other Financing Document and for any counterclaim therein.

5

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first set forth above.

OBLIGOR:

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name: [M. J. Cox]

Title: [President and Chief Executive Officer]

Address:
555 12th Street, 8th Floor
Oakland, CA 94067
Attention: Chief Financial Officer
Email:
Fax:

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:

Name:

Title:

Address:
Bank of America, N.A.
Port Orchard BC
1497 Olney Ave. SE
Port Orchard, WA 98366-4035
Email: brenda.schriner@baml.com
Fax: 415.343.0557

1

Schedule I

Legal Name, Type of Organization and Jurisdiction of Organization

Matson Navigation Company, Inc., a Hawaii corporation

1

Exhibit A

Notice of Termination of Security Interest

[                ], 20[   ]

[Address of Collateral Agent]

Re:          Security Agreement dated [                ], 20[  ] (Vessel Type Aloha Class — Hull No. 29) (the “Security Agreement”) between Matson Navigation Company, Inc. (the “Company”) and Bank of America, N.A as Collateral Agent

Ladies and Gentlemen:

The Company hereby notifies you that, effective as of the date hereof, the Security Interest (as defined in the Security Agreement) is terminated.

Very truly yours,

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name:

Title:

1

EXHIBIT C-4

[FORM OF]

SECURITY AGREEMENT

Vessel Type Aloha Class — Hull No. 30

SECURITY AGREEMENT dated                      , 20  , between Matson Navigation Company, Inc. (the “Obligor”) and Bank of America, N.A., in its capacity as Collateral Agent (“Collateral Agent”) for the benefit of the Secured Parties (as defined below).

Reference is made to (i) the Credit Agreement dated as of June 4, 2012 (the “Credit Agreement”) among the Obligor, Bank of America, N.A., as administrative agent, and the lenders party thereto (together with their respective successors, transferees and assigns, the “Lenders”), as modified by that certain Assignment and Assumption Agreement dated as of June 28, 2012 among Alexander & Baldwin Holdings, Inc., the Obligor and Bank of America, N.A. and as amended by that certain First Amendment to Credit Agreement dated as of July [29], 2015, (ii) Second Amended and Restated Note Agreement dated as of June 4, 2012 (the “Prudential Note Agreement”) by and among the Obligor and certain purchasers party thereto (together with their respective successors, transferees and assigns, the “Prudential Purchasers”), as modified by that certain Company Assignment, Assumption and Release Agreement dated as of June 29, 2012 among Matson, Inc., the Obligor and the purchasers party thereto, and as amended by that certain Amendment to Second Amended and Restated Note Agreement dated as of July [29], 2015, (iii) the Guaranty Agreement dated as of June 28, 2012 (the “Credit Agreement Guaranty”) executed by  the Obligor, Matson Logistics, Inc., Matson Terminals, Inc. and Matson Ventures, Inc.(3) (collectively, the “Guarantors”), (iv) the Multiparty Guaranty dated as of June 29, 2012 (the “Prudential Guaranty”) executed by the Guarantors, (v) the Multiparty Guaranty dated as of January 28, 2014 (the “NYL Guaranty” and, together with the Credit Agreement Guaranty and the Prudential Guaranty, the “Guaranties”) executed by the Guarantors, (vi) the Note Agreement dated as of November 5, 2013 (the “NYL Note Agreement” and, collectively with the Credit Agreement and the Prudential Note Agreement, the “Financing Agreements”)(4) by and among Matson, Inc. and the purchasers party thereto (together with their respective successors, transferees and assigns, the “NYL Purchasers” and, collectively with the Lenders and the Prudential Purchasers, the “Secured Parties”), as amended by that certain First Amendment to Note Purchase Agreement dated as of July [29], 2015 and (vii) the Intercreditor and Collateral Agency Agreement dated as of the date hereof among the Secured Parties and the Collateral Agent (the “Intercreditor Agreement”).

1.             GENERAL DEFINITIONS.

1.1          As used herein, “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

1.2          All capitalized terms contained in this Agreement, but not specifically defined in this Agreement, shall have the meanings provided by the UCC to the extent the same are used or defined therein.

2.             OBLIGATIONS SECURED.  The Collateral (as defined below) shall secure any and all obligations of the Obligor to or for the benefit of the Secured Parties under the Guaranties, whether now

(3)           To be updated for any additional guarantors.

(4)           To be updated for any additional Note Purchase Agreements and related guaranties.

1

existing or hereafter arising, joint or several, absolute or contingent, liquidated or unliquidated, and however arising (all such indebtedness, obligations and liabilities of the Obligor under the Guaranties being collectively referred to herein as the “Guaranty Obligations”; and the Financing Agreements, together with any agreement, instrument, guaranty or other document now or hereafter evidencing or securing any of the Guaranty Obligations, being collectively referred to herein as the “Financing Documents”).

3.             GRANT OF SECURITY INTEREST.  To secure the punctual payment and performance of the Guaranty Obligations when due (whether at the stated maturity, by acceleration, demand or otherwise), the Obligor effective as of the date hereof (the “Granting Date”) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in and to, and a lien upon (the “Security Interest”), all right, title and interest of the Obligor in and to the following property, whether now owned and existing or hereafter acquired or arising, and wherever located (collectively, the “Collateral”):

(a)           that certain Shipbuilding Contract (Vessel Type Aloha Class — Hull No. 30) by and between Aker Philadelphia Shipyard, Inc. and Matson Navigation Company, Inc. dated as of November 6, 2013 (the “Shipbuilding Contract”);

(b)           any personal property assets constituting (i) work in process under the Shipbuilding Contract, including without limitation, the applicable partially-constructed vessel, (ii) Buyer’s Supplies (as defined in the Shipbuilding Contract), and (iii) any Goods, Inventory and material the Obligor has title to under the Shipbuilding Contract; and

(c)           all Proceeds of any of such property in whatever form, whether derived from voluntary or involuntary disposition, all products of any of such property, all renewals, replacements, substitutions, and additions to or from any such property..

The Security Interest created herein shall be subject to any applicable restriction to the creation of a Security Interest to the extent that such restriction is not made ineffective by UCC Sections 9-406, 9-407, 9-408, or 9-409.

4.             REPRESENTATIONS AND WARRANTIES.  The Obligor represents and warrants that:

4.1          Authority.  The Obligor has full power and authority to grant security interests in the Collateral, to execute and deliver this Agreement, and to perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person except as may have been specifically disclosed to the Secured Parties in writing.

4.2          Information Regarding Names.  The Obligor has disclosed to the Secured Parties in Schedule I hereto complete and correct information regarding the Obligor’s exact legal name, type of organization and jurisdiction of incorporation.

5.             COVENANTS AND AGREEMENTS OF THE OBLIGOR.  The Obligor covenants and agrees as follows:

5.1          Information Regarding Names.  At least 10 days (or such shorter period of time approved in writing by the Collateral Agent) before changing its name or adopting a new name, the Obligor shall give written notice to the Collateral Agent of any new name of the Obligor.

2

5.2          Further Assurances and Authority of Collateral Agent.  The Obligor shall from time to time on and after the Granting Date execute, deliver, file and record all such further agreements, instruments, financing statements, notices and other documents (including any information necessary to update Schedule I hereto) as may be reasonably requested by the Collateral Agent to perfect or preserve the Security Interest, to enable the Collateral Agent to notify any third parties of the existence of the Collateral Agent’s Security Interest, or otherwise to carry out the intent of this Agreement.  On and after the Granting Date, the Obligor authorizes the Collateral Agent to file financing statements where desirable in the Collateral Agent’s judgment to perfect the Security Interest under the UCC without the signature of the Obligor.

6.             RELEASE OF COLLATERAL; TERMINATION OF AGREEMENT.  Provided that no Event of Default under any of the Financing Agreements has then occurred and is continuing, upon the earlier of (a) delivery of the Vessel (as defined in the Shipbuilding Contract) to the Obligor and (b) delivery of a written Notice of Termination of Security Interest from the Obligor to the Collateral Agent in substantially the form set forth as Exhibit A hereto (which the Obligor may deliver to the Collateral Agent at any time in its sole discretion with or without the occurrence or happening of any event and without any further action on the part of any party hereto, but, as an abundance of caution, subject to the proviso at the beginning of this sentence), the Security Interest in the Collateral shall be automatically terminated and released, and this Security Agreement shall automatically terminate and no longer be of any force or effect without any further action of any party.  The Collateral Agent agrees, at the sole expense of the Obligor, to promptly file UCC amendments and execute and deliver any other documents or instruments reasonably requested by Obligor to evidence the termination of the Security Interest so released.

7.             RIGHTS AND REMEDIES OF THE SECURED PARTIES UPON EVENT OF DEFAULT.

7.1          Effect of Event of Default Remedies.  If any Event of Default described in the Financing Documents shall occur and be continuing, the Collateral Agent shall have all of the rights, powers and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code of the state in which such rights, powers and remedies are asserted.

7.2          Application of Proceeds.  Subject to the rights of any prior secured party, any proceeds received by the Secured Parties in respect of any sale of collection from, or other realization upon all or any part of the Collateral following the occurrence of an Event of Default shall be applied as set forth in the Intercreditor Agreement.

7.3          Notice.  Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of Collateral, or any other intended action by the Collateral Agent, which is sent pursuant to Section 11 hereof at least ten (10) days prior to such proposed action, or such longer period as shall be specified by applicable law, shall constitute commercially reasonable and fair notice thereof to the Obligor.

8.             REMEDIES NOT EXCLUSIVE; FORECLOSURES.  No right or remedy hereunder is exclusive of any other right or remedy.  Each and every right and remedy shall be cumulative and shall be in addition to and without prejudice to every other remedy given hereunder, under any other agreement between the Obligor and the Collateral Agent or now or hereafter existing at law or in equity, and may be exercised from time to time as often as deemed expedient, separately or concurrently.  The giving, taking or enforcement of or execution against any other or additional security, collateral, or guaranty for the payment of the Guaranty Obligations shall not operate to prejudice, waive or affect any rights, powers or remedies hereunder, nor shall the Collateral Agent be required to first look to, enforce, exhaust or execute

3

against such other or additional security, or guarantees prior to so acting against the Collateral.  The Collateral Agent may foreclose on or execute against the items of Collateral in such order as the Collateral Agent may, in its sole and unfettered discretion, determine.

9.             WAIVERS.  The failure or delay of the Collateral Agent to insist in any instances upon the performance of any of the terms, covenants or conditions of this Agreement or other Financing Documents, or to exercise any right, remedy or privilege herein or therein conferred, shall not impair or be construed as thereafter waiving any such covenants, remedies, conditions or provisions, but every such term, condition and covenant shall continue and remain in full force and effect; nor shall any waiver of an Event of Default suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type.

10.          SEVERABILITY.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

11.          NOTICE.  All notices, demands and communications hereunder shall be in writing and shall be by messenger or overnight air courier, facsimile transmission, e-mail or United States mail and shall be deemed to have been given when delivered (or, if such day is not a business day, the next occurring business day) by messenger or overnight air courier, upon completion of facsimile transmission or e-mail (with, in each case, electronic confirmation of receipt) or two business days after deposit in the United States mail, registered or certified, with postage prepaid, addressed to the parties at the addresses set forth on the signature page hereof, or at such other address as any party shall have furnished to the other parties in writing in accordance with the requirements of this Section 11.

12.          GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

13.          WAIVERS BY THE OBLIGOR.  Except as otherwise expressly provided in this Agreement or the other Financing Documents, the Obligor waives:  (i) presentment, demand, and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension, or renewal of any or all Financing Documents under or pursuant to which the Obligor may in any way be liable and hereby ratifies and confirms whatever the Collateral Agent or Secured Parties may do in this regard; (ii) notice prior to taking possession or control of Collateral or any bond or security that might be required by any court prior to allowing the Collateral Agent to exercise any remedies; (iii) the benefit of all valuation, appraisement, and exemption laws; (iv) any right to require the Collateral Agent to proceed against any other person or collateral held from any other person; (v) any right to require the Collateral Agent to pursue any other remedy in the Collateral Agent’s power whatsoever; or (vi) any defense arising out of any election by Collateral Agent to exercise or not exercise any right or remedy it may have against the Obligor, any other person or any security held by it, even though such election operates to impair or extinguish any right of reimbursement to subrogation or other right or remedy of the Obligor against any other person or any such security.

14.          ADDITIONAL SECURED PARTIES.  If any Loan Party enters into any other Note Purchase Agreement (as defined in the Credit Agreement), then, upon written notice by the Obligor to the Collateral Agent and the Secured Parties, the holders of the indebtedness under such Note Purchase Agreements shall become additional Secured Parties (each, an “Additional Secured Party”) hereunder.  Effective upon such notice, each Additional Secured Party shall have the same rights and obligations as the other Secured Parties hereunder and the term “Secured Parties” as used herein shall be deemed to include each such Additional Secured Party.  Notwithstanding Section 15.2, no consent of the Collateral Agent or any Secured Party shall be necessary to add such holders as additional Secured Parties.

4

15.          MISCELLANEOUS.  The Obligor agrees that the following shall govern the interpretation and enforcement of this Agreement:

15.1        Binding on Successors.  This Agreement shall be binding upon the Obligor, the administrators, successors and assigns of the Obligor, and shall inure to the benefit of and be enforceable by the Collateral Agent, its successors, transferees and assigns.

15.2        No Oral Modifications.  None of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except pursuant to the agreement thereto of the parties hereto in writing.

15.3        Section Titles.  The section titles contained in this Agreement are merely for convenience and shall be without substantive meaning or content.

15.4        Construction.  The word “including” shall have the inclusive meaning represented by the phrase “including without limitation.”  Unless the context of this Agreement clearly otherwise requires, the word “or” shall have the meaning represented by the phrase “and/or,” references to the plural include the singular and references to the singular include the plural.

16.          WAIVER OF JURY TRIAL.  The Obligor and the Collateral Agent each irrevocably and unconditionally waive trial by jury in any action or proceeding relating to this Agreement or any other Financing Document and for any counterclaim therein.

5

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first set forth above.

OBLIGOR:

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name: [M. J. Cox]

Title: [President and Chief Executive Officer]

Address:
555 12th Street, 8th Floor
Oakland, CA 94067
Attention: Chief Financial Officer
Email:
Fax:

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:

Name:

Title:

Address:
Bank of America, N.A.
Port Orchard BC
1497 Olney Ave. SE
Port Orchard, WA 98366-4035
Email: brenda.schriner@baml.com
Fax: 415.343.0557

1

Schedule I

Legal Name, Type of Organization and Jurisdiction of Organization

Matson Navigation Company, Inc., a Hawaii corporation

1

Exhibit A

Notice of Termination of Security Interest

[                ], 20[   ]

[Address of Collateral Agent]

Re:          Security Agreement dated [                ], 20[  ] (Vessel Type Aloha Class — Hull No. 30) (the “Security Agreement”) between Matson Navigation Company, Inc. (the “Company”) and Bank of America, N.A as Collateral Agent

Ladies and Gentlemen:

The Company hereby notifies you that, effective as of the date hereof, the Security Interest (as defined in the Security Agreement) is terminated.

Very truly yours,

MATSON NAVIGATION COMPANY, INC.
a Hawaii corporation

By:

Name:

Title:

1

Date	Beginning Principal	Principal Payments	Ending Principal
The date of the Closing occurring in September 2015	$75,000,000	$—	$75,000,000
The first anniversary of the date of the Closing occurring in September 2016	$75,000,000	$—	$75,000,000
The second anniversary of the date of Closing occurring in September 2017	$75,000,000	$1,825,000	$73,175,000
The third anniversary of the date of Closing occurring in September 2018	$73,175,000	$1,825,000	$71,350,000
The fourth anniversary of the date of Closing occurring in September 2019	$71,350,000	$1,825,000	$69,525,000
The fifth anniversary of the date of Closing occurring in September 2020	$69,525,000	$5,325,000	$64,200,000
The sixth anniversary of the date of Closing occurring in September 2021	$64,200,000	$3,825,000	$60,375,000
The seventh anniversary of the date of Closing occurring in September 2022	$60,375,000	$1,325,000	$59,050,000
The eighth anniversary of the date of Closing occurring in September 2023	$59,050,000	$5,884,000	$53,166,000
The ninth anniversary of the date of Closing occurring in September 2024	$53,166,000	$7,943,000	$45,223,000
The tenth anniversary of the date of Closing occurring in September 2025	$45,223,000	$7,943,000	$37,280,000
The eleventh anniversary of the date of Closing occurring in September 2026	$37,280,000	$8,020,000	$29,260,000
The twelfth anniversary of the date of Closing occurring in September 2027	$29,260,000	$1,540,000	$27,720,000
The thirteenth anniversary of the date of Closing occurring in September 2028	$27,720,000	$1,540,000	$26,180,000
The fourteenth anniversary of the date of Closing occurring in September 2029	$26,180,000	$1,540,000	$24,640,000
The fifteenth anniversary of the date of Closing occurring in September 2030	$24,640,000	$1,540,000	$23,100,000
The sixteenth anniversary of the date of Closing occurring in September 2031	$23,100,000	$1,540,000	$21,560,000
The seventeenth anniversary of the date of Closing occurring in September 2032	$21,560,000	$1,540,000	$20,020,000
The eighteenth anniversary of the date of Closing occurring in September 2033	$20,020,000	$1,540,000	$18,480,000
The nineteenth anniversary of the date of Closing occurring in September 2034	$18,480,000	$1,540,000	$16,940,000
The twentieth anniversary of the date of Closing occurring in September 2035	$16,940,000	$1,540,000	$15,400,000
The twenty-first anniversary of the date of Closing occurring in September 2036	$15,400,000	$1,540,000	$13,860,000
The twenty-second anniversary of the date of Closing occurring in September 2037	$13,860,000	$1,540,000	$12,320,000
The twenty-third anniversary of the date of Closing occurring in September 2038	$12,320,000	$1,540,000	$10,780,000
The twenty-fourth anniversary of the date of Closing occurring in September 2039	$10,780,000	$1,540,000	$9,240,000
The twenty-fifth anniversary of the date of Closing occurring in September 2040	$9,240,000	$1,540,000	$7,700,000
The twenty-sixth anniversary of the date of Closing occurring in September 2041	$7,700,000	$1,540,000	$6,160,000
The twenty-seventh anniversary of the date of Closing occurring in September 2042	$6,160,000	$1,540,000	$4,620,000
The twenty-eighth anniversary of the date of Closing occurring in September 2043	$4,620,000	$1,540,000	$3,080,000
The twenty-ninth anniversary of the date of Closing occurring in September 2044	$3,080,000	$1,540,000	$1,540,000
The thirtieth anniversary of the date of Closing occurring in September 2045	$1,540,000	$1,540,000	$—
		$75,000,000

Schedule 4A

2

Schedule 6C(1)

Existing Liens:

UCC Financing Statement executed by Matson Navigation Company, Inc. in favor of The United States of America, represented by the Secretary of Transportation, Document No. 2003-181811 recorded by the State of Hawaii, Bureau of Conveyances dated 08/28/03 as to all goods, equipment and inventory and all additions and accessions on the Vessel M.V. Manukai.

Security Agreement Contract No. MA-13853, dated as of September 4, 2003 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as amended by Amendment No.1 to Security Agreement dated as of September 21, 2007.

First Preferred Ship Mortgage, Contract No. MA-13854, dated as of September 5, 2003 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

UCC Financing Statement executed by Matson Navigation Company, Inc. in favor of The United States of America, represented by the Secretary of Transportation, Document No. 2004-151116 recorded by the State of Hawaii, Bureau of Conveyances dated 7/23/04 as to all goods, equipment and inventory and all additions and accessions on the Vessel M.V. Maunawili.

Security Agreement Contract No. MA-13897, dated as of July 29, 2004 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as amended by Amendment No.1 to Security Agreement dated as of September 21, 2007.

First Preferred Ship Mortgage, Contract No. MA-13898, dated as of July 30, 2004 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

Equipment subject to capital leases of Matson Logistics Warehousing, Inc. having an aggregate net book value of less than $30,000.

DEBTOR(S)	JURISDICTION SEARCHED	SEARCH VALID THRU	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Everbank Commerical Finance, Inc.	2011-124258 08/05/2011	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	2011-207100 12/08/2011	Equipment

DEBTOR(S)	JURISDICTION SEARCHED	SEARCH VALID THRU	SECURED PARTY	FILE NO./ FILE DATE	COLLATERAL DESCRIPTION
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-48620820 10/26/2012	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-48620821 10/26/2012	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-48620822 10/26/2012	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-48701126 5/2/2013	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	BB&T Equipment Finance Corporation	A-49680793 8/8/2013	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-50220786 10/1/2013	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-50250648 10/4/2013	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	Verizon Credit Inc.	A-50720967 11/20/2013	Equipment
Matson Navigation Company, Inc.	HI SOS	7/23/2015	BB&T Equipment Finance Corporation	A-53530688 8/28/2014	Equipment
Matson Logistics, Inc.	HI SOS	7/23/2015	Wells Fargo Equipment Finance, Inc.	A-45540889 6/20/2012	Equipment
Matson Logistics, Inc.	HI SOS	7/23/2015	LEAF Capital Funding, LLC and/or its Assigns	A-45560912 7/6/2012	Equipment
Matson Logistics, Inc.	HI SOS	7/23/2015	Wells Fargo Equipment Finance, Inc.	A-52631109 5/30/2014	Equipment
Matson Logistics, Inc.	HI SOS	7/23/2015	Wells Fargo Equipment Finance, Inc.	A-53810600 9/25/2014	Equipment

4

8A                                Material Subsidiaries

The following are Material Subsidiaries of Matson, Inc. (other than Matson Alaska and its Subsidiaries):

Material Subsidiary	Material Domestic Subsidiary?
Matson Navigation Company, Inc., a Hawaii corporation	Yes
Matson Logistics, Inc., a Hawaii corporation	Yes
Matson Ventures, Inc., a Hawaii corporation	Yes
Matson Terminals, Inc., a Hawaii corporation	Yes

Schedule 8G Agreements Restricting Incurrence of Debt

1.                                      Second Amended and Restated Note Agreement dated as of June 4, 2012 among Matson Navigation Company, Inc. and the holders of the notes issued thereunder, as assigned to Matson, Inc. effective June 29, 2012, as amended.

2.                                      Credit Agreement, dated as of June 4, 2012, among Matson Navigation Company, Inc., First Hawaiian Bank, as administrative agent, and the lenders party thereto, as assigned to Matson, Inc. effective June 29, 2012, as amended.

3.                                      Note Purchase Agreement, dated as of November 5, 2013, among Matson, Inc. and the holders of the notes issued thereunder, as amended.

4.                                      Security Agreement Contract No. MA-13853, dated as of September 4, 2003 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as amended by Amendment No.1 to Security Agreement dated as of September 21, 2007.

5.                                      First Preferred Ship Mortgage, Contract No. MA-13854, dated as of September 5, 2003 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

6.                                      Title XI Reserve Fund and Financial Agreement, Contract No. MA-13855, dated as of September 4, 2003 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as amended by Amendment NO. 1 dated as of July 29, 2004.

7.                                      First Preferred Ship Mortgage, Contract No. MA-13898, dated as of July 30, 2004 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

8.                                      Security Agreement Contract No. MA-13897, dated as of July 29, 2004 between Matson Navigation Company, Inc. and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as amended by Amendment No.1 to Security Agreement dated as of September 21, 2007.